UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2010

VOICE ASSIST, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-149446	26-1929199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South Pointe Dr., Suite 100, Lake Forest, California	92360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 655-1677

Musician’s Exchange
2858 Erie St., San Diego, California 92117

(Former name or former address, if changed since last report)

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway
Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any perceived benefits as the result of the Agreements of Purchase and Sale of Assets referenced herein, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

This Current Report includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward-looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about actual or potential future sales, subscriptions, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission (“SEC”) which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

EXPLANATORY NOTE

On September 29, 2010, the Registrant changed its name from Musician’s Exchange to Voice Assist, Inc. in anticipation of the completion of the acquisition of substantially all of the assets of SpeechPhone LLC, MDM Intellectual Property LLC, SpeechCard LLC, and Voice Assist LLC.  The acquisition of substantially all of the assets of the mentioned limited liability companies was completed on September 30, 2010.  As a result of the completion of the acquisitions, the Registrant now develops and markets speech recognition based virtual assistants that unify communications and messaging through a single personal phone number.

References throughout this Current Report on Form 8-K to “we,” “our,” “us,” “the Company,” “the Registrant,” “Voice Assist,” and similar terms refer to Voice Assist, Inc., unless otherwise expressly stated or the context otherwise requires.  This Current Report contains summaries of the material terms of the agreements executed in connection with the transactions described herein.  The summaries of these agreements are subject to, and qualified in their entirety by, reference to those agreements, all of which are incorporated herein by reference.

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by the Registrant in its Current Report on Form 8-K, filed on October 12, 2010, the Registrant completed the acquisition of substantially all of the assets of SpeechPhone LLC, MDM Intellectual Property LLC, SpeechCard LLC, and Voice Assist LLC, all of which are Delaware Limited Liability companies, in exchange for a total of Twenty Million Five Hundred Thousand (20,500,000) shares of the Registrant’s restricted common stock on September 30, 2010. See Item 2.01 below for a further description of the acquisition.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition of Disposition of Assets.

On September 30, 2010, we completed the acquisition of essentially all the assets of the above mentioned entities pursuant to the Agreements of Purchase and Sale of Assets described in Item 1.01 above and in this Item 2.01. The acquisition was accounted for as a recapitalization effected by an exchange of shares for the assets, wherein SpeechPhone LLC and related entities are considered the acquirer for accounting and financial reporting purposes.

Agreements of Purchase and Sale of Assets

Effective September 30, 2010, the Registrant completed the acquisition of substantially all of the assets of SpeechPhone LLC, a Delaware Limited Liability company (“SpeechPhone”) in exchange for Ten Million Two Hundred Fifty Thousand (10,250,000) shares of the Registrant’s restricted common stock.

Effective September 30, 2010, the Registrant completed the acquisition of substantially all of the assets of MDM Intellectual Property LLC, a Delaware Limited Liability company (“MDM”) in exchange for Six Million One Hundred Fifty Thousand (6,150,000) shares of the Registrant’s restricted common stock.

Effective September 30, 2010, the Registrant completed the acquisition of substantially all of the assets of SpeechCard LLC, a Delaware Limited Liability company (“SpeechCard”) in exchange for One Million Twenty Five Thousand (1,025,000) shares of the Registrant’s restricted common stock.

Effective September 30, 2010, the Registrant completed the acquisition of substantially all of the assets of Voice Assist, a Delaware Limited Liability Company (“Voice Assist”) in exchange for Two Million Fifty Thousand (2,050,000) shares of the Registrant’s restricted common stock.

The above mentioned Agreements of Purchase and Sale of Assets are collectively referred to as the Agreements.

Pursuant to the terms of the Agreements, the Registrant accepted the resignation of its prior officers and sole director and appointed Mr. Michael Metcalf as President, Chief Executive Officer and a Director and Ms. Donna Moore as Chief Financial Officer, Secretary and Treasurer of the Registrant.

Pursuant to the conditions to closing of the Agreements: (i) the Registrant issued 1,025,000 shares of common stock in exchange for 100% of Mr. Michael Metcalf’s concept Music By Voice, (ii) the Registrant obtained cancellation of a total of 8,400,000 shares of common stock, and (iii) the Registrant issued 2,000,000 convertible preferred voting shares to Mr. Michael Metcalf in exchange for extinguishing $1,700,000 in debt.

FORM 10 DISCLOSURE

           We are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the current operations acquired through the closing of the Agreements of Purchase and Sale of Assets discussed above.

DESCRIPTION OF BUSINESS

The Agreements of Purchase and Sale of Assets discussed in Items 1.01 and 2.01 above are collectively referred to as the “Agreements.”  As a result of the closing of the Agreements, our main focus has been redirected to the developing and marketing speech recognition based virtual assistants that unify communications and messaging through a single personal phone number.  The information set forth herein is only a summary of our business plans.

Business Development

Voice Assist, Inc. (“Voice Assist”) was formed as a Nevada corporation in February 2008.  On September 29, 2010, Voice Assist changed its name from Musician’s Exchange to Voice Assist, Inc.  Effective September 30, 2010, Voice Assist completed the acquisition of substantially all of the assets of SpeechPhone LLC, MDM Intellectual Property LLC, SpeechCard LLC, and Voice Assist LLC (more fully described in Item 2.01 above).

As a result of the closing of the Agreements, Voice Assist now develops and markets speech recognition based virtual assistants that unify communications and messaging through a single personal phone number.  Voice Assist now hosts a speech technology platform which currently serves over 8,000 subscribers and completes approximately 60,000 calls per day.  The technology empowers mobile staff members and especially drivers to use speech commands to access data and send email or text messages by voice instead of typing.

Recent Change in Management

As a result of the closing of the Agreements, Voice Assist accepted the resignation of its prior officers and sole director and appointed Mr. Michael Metcalf as President, Chief Executive Officer and a Director of the Company and Ms. Donna Moore as Chief Financial Officer, Secretary and Treasurer of the Company on September 30, 2010.

Business of Voice Assist

Voice Assist is a voice recognition technology company focused on enabling access to any information through any device using speech technology.  Our technology allows consumers and business clients to use simple voice commands to dial, email, text or post to social networks.  We offer private labeled versions to wireless and wireline carriers as well as marketing companies.  Voice Assist functionality powers many new service offerings including a safe driving application that enables drivers to keep their eyes on the road rather than on the phone.  Maximizing driving safety and improving personal productivity are just a few of its many benefits.

Uniquely packaged services are available for individual subscribers, businesses and telecom carriers.  We offer compelling value and cost effective solutions in the communications industry.

The average user today has 3 phone numbers to give out, 3 voice mail boxes to check, multiple e-mail accounts and the choice of other communication tools like pagers, mobile phones and even text messaging.  The technological choices are great but the use of multiple devices and multiple service providers has created the demand for simplicity.  That’s what a Voice Assist assistant brings. Voice Assist assigns a single personal phone number that links all your existing phone numbers and messaging solutions into one simple to use interface, driven by the users’ voice.

Voice Assist service runs on dedicated Lucent Speech Servers including robust Automatic Speech Recognition and Text to Speech technology developed by Bell Laboratories. Lucent Speech Servers are NEBS compliant, fully redundant carrier grade platforms which have already been proven by processing over 1 million consecutive calls at a rate of approximately 7 calls per second.  Built to meet carrier’s stringent requirements for reliability, open standards, scalability and interoperability, the Voice Assist platform is a complete solution for outsourced enhanced speech services.

Industry Background

One of the greatest challenges facing people today is driver distractions caused by the use of mobile phones while driving.  Distracted drivers who take their hands off the wheel or their eyes off the road to look at or interact with a mobile phone now account for more than 6,000 fatal automobile accidents annually.  This problem is so significant that at least 20 states have already passed hands-free driving and/or no texting while driving laws to help reduce fatalities and injuries.

Some celebrities have even jumped into the cause such as Oprah Winfrey to promote what she calls the “no phone zone.”  Despite the many articles and news reports published and even the celebrity promotion for driver safety, the fact still remains – people are using mobile phones while driving and the problem continues.

Mobile phone companies and even automobile manufacturers are now promoting the use of Bluetooth speakerphones and/or Bluetooth headsets that sync up to your mobile phone when you enter the vehicle before driving.  Although the use of Bluetooth devices can help reduce physical interaction with the mobile phone multiple circumstances are still prevalent that still cause interaction and subsequently accidents.

The answer to the problem is to combine the use of hands-free devices such as a headset or speakerphone with a voice activated assistant that eliminates all other interactions with the phone by replacing any and all physical interactions with simple voice commands.

The Voice Assist Solution

We develop market and support hosted speech applications designed to work with any handset and any carrier.  Our solution includes best of breed automatic speech recognition (ASR) technology and text-to-speech (TTS) technology along with speech-to-text (STT) technology combined with a user friendly virtual assistant we call “Voice Assist.”

Voice Assist is an “enhanced service” that will work with any phone including but not limited to mobile phones, landlines, VoIP phones, SIP clients and instant messenger clients.

We build applications designed to increase driver safety and reduce or eliminate physical interaction with the phone except through voice commands.  We develop and support private labeled versions of our applications and we help support 3rd party developers to build additional speech applications using our proprietary SpeechApp language which is an extension of Java Script.

Products and Services

Our current product includes Voice Dialing, Email by Voice, Text by Voice and Post to Social Networks by Voice.  The service is available on-line with instant activation at www.voiceassist.com.

Voice Dialing allows subscribers to dial by saying a name or a name and location such as “call Michael Metcalf at work” or “call Michael Metcalf at mobile.”

Email by Voice allows subscribes to listen to email or reply to email or even originate a new email using simple voice commands such as “send an email to Michael Metcalf.”  Subscribers simply say the message desired and then use additional voice commands to repeat it, rerecord it or send it.  The voice message is then translated into text and sent to the desired party as if they had typed the original message.  To eliminate any ambiguities the original recorded voice file is also sent as an attachment.

Texting by Voice is a two way experience with Voice Assist.  Subscribers can send a text by using a simple command such as “send a text to Michael Metcalf.”  The subscriber then speaks the message and uses additional voice commands to repeat the message, re-record the message or send it.  The message is then converted into text and sent to the mobile phone to which it was intended.  When a text message is received, the Voice Assist application checks the subscribers setting to determine the best delivery method. In some cases, the text message will simply be sent along to the mobile phone screen of the subscriber.  In other cases, such as “I’m driving mode”, Voice Assist will call the subscriber and then announce the identity of the person who sent the text message and then read the text message using text-to-speech.  Once the message is delivered, the Voice Assist application offers the subscribers the option to record and send a reply.  The reply is automatically converted back into text and sent back to the person who sent the original text.  As a result, it is possible for subscribers to send and receive text messages from any phone including mobile phones without a text messaging plan or even from landlines whether they are connected to the internet or a computer or not.

Posting to social networks such as Twitter or Facebook is as easy as saying “post to Twitter” and then recording a message.  Subscribers can review the message, re-record the message or post the message when ready using nothing but additional voice commands.  The message is then converted into text and posted to the social network as requested.

Voice Assist eliminates the need to look at the phone or press any buttons to make calls, retrieve email, reply to email, send email, send a text, listen to text, reply to text or even post to social networks such as Twitter and Facebook.

Subscribers can set up a new account via the internet (www.voiceassist.com) and begin using voice commands with their existing phones in just a few minutes.  Unlike other speech applications that require a software download into the handset before use, Voice Assist can be used from any handset regardless of the handset manufacturer or carrier network used.

SpeechApp development and hosting services.  The Company offers professional development and/or customization services to resellers and/or distribution partners.  The Company also supports 3rd party developers seeking to develop applications based on SpeechApp, our proprietary rapid application development environment.  Although SpeechApp is proprietary, it is an extension of Java Script speeding speech application development to 3rd party developers familiar with Java Script.  Java Script is among the most familiar programming languages in the world.  Applications written in SpeechApp are designed to be hosted on our hosted speech platform (HSP) in order to leverage the architecture of our platform including but not limited to our switching systems and billing platforms.  Hosted applications are able to leverage our automated provisioning and billing platforms that offer instant on-line activation of new subscribers.

Customer support services.  The Company offers tier 1 and/or tier 2 and tier 3 customer support services to support end users and/or resellers or distribution partners.  The Company offers custom support plans based on partner requirements and specifications.  Custom support includes the issuance of local or toll free numbers which are answered on behalf of our resellers and/or distribution partners using their brand when required.

Voice Platform

Voice Assist leverages a hosted speech platform (HSP) that is located in multiple carrier neutral data centers.  Each data center is configured in a redundant configuration.  Each data center has a soft-switch which acts as the front end to the speech server farms.  Callers are connected via the soft-switch (SS) to application servers (AP) which intern interact with the hosted speech servers (HSP) along with the central database and the billing servers (BS).

Each data center is monitored via network management software (NMS) to report overall system status and individual status of all major components, servers, and related network equipment.

Voice Assist’s hosted speech platform (HSP) has already processed over 50 million calls and can be scaled as necessary based on subscriber demand.

Voice Assist’s platform uses industry standard hardware and software provided by such companies as Dell, HP, Cisco, Microsoft, Sun and others.  The overall service that we provide is codependent upon the continual operation of the hardware and/or software provided by such 3rd party vendors.  In the event, any hardware and/or software should not continue to operate as normally expected or in the event such manufacturers discontinue making such hardware and/or providing support or software patches thereto, the Company’s service could be interrupted and we could be negatively impacted or unable to continue to provide service.

Customers

We provide access to hosted speech applications directly to end users and to wholesale resellers and/or distribution partners.  End users are primarily mobile professionals and other people who prefer the safety and productivity of using speech commands rather than pushing buttons while driving.  As of the date of this Current Report the Company had provided hosted speech services to more than 10,000 clients including small businesses, resellers, distribution partners and/or end users.

Competition

The Company currently has and expects to have increased competition as many well known companies are beginning to pay close attention to the distracted driver problem.  Some competition is coming from device manufacturers such as BlueAnt who are now imbedding speech technology into Bluetooth headsets and/or Bluetooth speakerphones.  Additional competition is coming from mobile phone handset manufacturers who are also imbedding speech technology into their handsets.  Some of the companies competing against the Company have significantly more resources and a longer track record than we do.  Increased completion could negatively impact our Company.

There are also some hosted speech applications that compete with the Company including but not limited to www.drivesafe.ly, www.dial2do.com, www.vlingo.com and www.voiceonthego.com.  Some of these competitors have been in business longer and have more financial resources than we do at the present time and therefore they could also negatively impact the Company.  Although the Company faces stiff competition from device manufacturers and other hosted speech application service providers, the Company’s management team has a history of building award winning speech applications and has competed favorably against other competitors in the industry for than 12 years.

The Company has a strategy that it believes will help give it a competitive advantage and it is taking steps to file patents or has patents pending that may help in this regard.

Intellectual Property

The Company has 6 patents pending and anticipates filing additional patents to protect the intellectual property of the Company.

To protect our trade secrets and know-how the Company requires all staff members and/or contractors to sign confidentiality agreements and \or invention assignment agreements as appropriate.  All staff members sign agreements to maintain the confidentiality of such proprietary information; however, this information is difficult to monitor and control.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology, methods or know-how to develop products with the same functionality as our products.  Monitoring unauthorized use of our proprietary information and technology is difficult, and we cannot be certain that the actions we have taken to do so will always prevent misappropriation of our technology methods or know-how, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States.

The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties, we may become subject to legal proceedings and claims for alleged infringement by us or our resellers of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business or otherwise. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert management’s attention from our business or require us to enter into royalty or license agreements that could be costly or otherwise disadvantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products or services. Furthermore, although we take precautions, former employers of our employees may assert that our employees have improperly or unwittingly disclosed confidential or proprietary information to us without our knowledge. Any of these occurrences could harm our business. We may be increasingly subject to infringement claims as the number and features of our products increase.

Software Development

The Company continues to improve our core applications and build new applications designed to improve driver safety and increase driver productivity.  The Company currently has 11 people dedicated to software development.  The Company spends 28% of its currently monthly budget on software development which equates to 34.1% of sales.

The Company will continue to spend money in Software Development in order to maintain its competitive advantage.  Although the Company intends to grow the development team as it begins to support greater numbers of 3rd party developers, anticipated subscriber growth may lower software development costs as expressed as a percent of sales.

The Company has adopted the provisions of the Software Topic of the FASB ASC to account for its internally and externally developed software costs since the Company is dependent on the software to provide the enhanced services.  The capitalization of software development costs begins when a product’s technological feasibility has been established and ends when the product is available for use. Software development costs include direct costs incurred subsequent to establishment of technological feasibility for significant product enhancements.  Amortization is computed on an individual project basis using the straight-line method over the estimated economic life of the projected product, generally three to five years.

Marketing

The Company plans to launch an aggressive marketing campaign on the internet to create public awareness and demand for our products and services.  Specific advertising campaigns are currently being planned for launch around the holiday season to promote Voice Assist along with a hands-free Bluetooth device as “the gift that could save a family members life.”  The Company anticipates that such marketing efforts will generate increased revenues for the Company but there can be no assurance that such marketing efforts, if carried out, will result in sufficient sales revenues and net margin to cover the expected costs of such marketing endeavors.

The Company is also currently working with several resellers and distribution partners who are planning additional marketing campaigns focused primarily around selling private labeled services to home based entrepreneurs and small to midsized business clients.

The Company also plans to retain the assistance of a public relations firm during the 4th quarter to help create additional public awareness of the Voice Assist solution as the solution to the hands-free driving problem.  The Company was recently featured on Fox 11 news and believes additional media coverage is likely to occur without the necessity to pay for the broadcast air time.

Employees

As of the date of this Current Report, we have 27 full-time and/or part-time employees and/or contractors working for the Company.  None of them are represented by a labor union or subject to a collective bargaining agreement.  We consider our relations with our staff members and contractors to be good

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

We depend upon third-party resellers for a significant portion of our sales. The loss of key third-party resellers, or a decline in third-party resellers’ resale of our products and services, could limit our ability to sustain and grow our revenue.

Our revenues are dependent upon the viability and financial stability of our third-party resellers, as well as upon their continued interest and success in selling our products. In addition, some of our third-party resellers are thinly capitalized or otherwise experiencing financial difficulties. The loss of a significant third-party reseller or our failure to develop new and viable third-party reseller relationships could limit our ability to sustain and grow our revenue. Furthermore, expansion or changes in the focus of our internal sales force, in an effort to increase third-party reseller sales or replace the loss of a significant third-party reseller, could require increased management attention and higher expenditures.

Our contracts with third-party resellers do not require a third-party reseller to purchase our products or services. In fact, many of our third-party resellers also offer the products of some of our competitors. We cannot guarantee that any of our third-party resellers will continue to market our products or devote significant resources to doing so. In addition, although we are actively working to manage potential channel conflicts and maintain strong third-party reseller relationships, certain third-party reseller relationships likely have been adversely affected by the introduction of our own platform product or our direct sales activities, which may have an unfavorable impact on revenue from certain third-party resellers. Furthermore, we will, from time to time, terminate or adjust some of our relationships with third-party resellers in order to address changing market conditions, adapt such relationships to our business strategy, resolve disputes, or for other reasons. Any such termination or adjustment could have a negative impact on our relationships with third-party resellers and our business, and result in decreased sales through third-party resellers or threatened or actual litigation. If our third-party resellers do not successfully market and sell our products or services for these or any other reasons, our sales could be adversely affected and our revenue could decline. In addition, our third-party resellers possess confidential information concerning our products and services, product release schedules and sales, marketing and third-party reseller operations. Although we have nondisclosure agreements with our third-party resellers, we cannot guarantee that any third-party reseller would not use our confidential information to compete with us.

Speech software products and services generally, and our products and services in particular, may not achieve widespread acceptance, which could require us to modify our sales and marketing efforts and could limit our ability to successfully grow our business.

The market for speech software products remains immature and is rapidly changing. In addition, some of our products are relatively new to the market. Our ability to increase revenue in the future depends on the acceptance by our customers, third-party resellers and end users of speech software solutions generally and our products and services in particular. The adoption of speech software products could be hindered by the perceived costs of licensing and deploying such products, as well as by the perceived deployment time and risks of this relatively new technology. Furthermore, enterprises that have invested substantial resources in existing call centers or touch-tone-based systems may be reluctant to replace their current systems with new products. Accordingly, in order to achieve commercial acceptance, we may have to educate prospective customers, including large, established enterprises and telecommunications companies, about the uses and benefits of speech software in general and our products in particular. We may also need to modify or increase our sales and marketing efforts, or adopt new marketing strategies, to achieve such education. If these efforts fail, prove excessively costly or unmanageable, or if speech software generally does not continue to achieve commercial acceptance, our business would be harmed.

The continued development of the market for our products will depend upon the following factors, among others:

•	acceptance by businesses of the benefits of speech technology;

•	widespread and successful deployment of speech software applications;

•	end-user demand for services and solutions having a voice user interface;

•	demand for new uses and applications of speech software technology, including adoption of voice user interfaces by companies that operate web-based and touch tone IVR self service solutions;

•	adoption of industry standards for speech software and related technologies; and

•	continuing improvements in hardware and telephony technology that may reduce the costs and deployment time of speech software solutions.

Our products and services can have a long sales and implementation cycle and, as a result, our quarterly revenues and operating results may fluctuate.

The sales cycles for our products have typically ranged from three to twelve months, depending on the size of the order and complexity of its terms, the amount of services we are providing, and whether the sale is made directly by us or indirectly through a third-party reseller.

Speech products often require a significant expenditure by a customer. Accordingly, a customer’s decision to purchase our products and services typically requires a lengthy pre-purchase evaluation. We may spend significant time educating and providing information to prospective customers regarding the use and benefits of our products and services. During this evaluation period, we may expend substantial sales, technical, marketing and management resources in such efforts. Because of the length of the evaluation period, we are likely to experience a delay, occasionally significant, between the time we incur these expenditures and the time we generate revenues, if any, from such expenditures. Furthermore, such expenditures frequently do not result in a sale of our products.

After purchase by a customer, it may take time and resources to complete any services we are providing and to integrate our software with the customer’s existing systems. If we are performing services that are essential to the functionality of the software, in connection with its implementation, we recognize license and service revenues based on the percentage of services completed, using contract accounting. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize either license or service revenue until these conditions are met. We have in the past experienced, and may in the future experience, such delays in recognizing revenue. Consequently, the length of our sales and implementation cycles, the deployment process for our products, and the terms and conditions of our license and service arrangements often make it difficult to predict the quarter in which revenue recognition may occur and may cause license and service revenue and our operating results to vary significantly from quarter to quarter.

We are exposed to general economic conditions, which may continue to harm our business.

Over the past several years, there has been a global economic downturn, which has not begun to improve. If United States or global economic conditions deteriorate in the future, it is likely that capital spending will decline and our sales will be adversely affected. If such unfavorable economic conditions persist or worsen in the United States or internationally, such conditions will have a material adverse impact on our business, operating results and financial condition.

If we are unable to attract and retain key personnel, our business could be harmed.

If any of our key employees were to leave, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Our employment relationships are generally at-will and we have had key employees leave in the past. We cannot assure that one or more key employees will not leave in the future. We intend to continue to hire additional highly qualified personnel, including software engineers and operational personnel, but may not be able to attract, assimilate or retain qualified personnel in the future. Any failure to attract, integrate, motivate and retain these employees could harm our business.

Our failure to successfully respond to and manage rapid change in the market for speech software could cause us to lose revenue and harm our business. It is essential that we continue to develop new products that achieve commercial acceptance.

The speech software industry remains immature and is rapidly changing. Our future success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing third-party reseller and end-user requirements and incorporate technological advancements, such as products that speed deployment and accelerate customers’ return on investment, as well as achieve commercial acceptance. Commercial acceptance of new products and technologies that we may introduce will depend on, among other things, the ability of our services, products and technologies to meet and adapt to the needs of our target markets; the performance and price of our products and services and our competitors’ products and services; and our ability to deliver speech solutions, customer service and professional services directly and through our third-party resellers. If we are unable to develop or deploy new products and enhance functionalities or technologies to adapt to these changes, we may be unable to retain existing customers or attract new customers, which could materially harm our business. In addition, as we develop new products, sales of existing products may decrease. If we are unable to offset a decline in revenue from existing products with sales of new products, our business would be adversely affected.

Speech products are not 100% accurate, and we could be subject to claims related to the performance of our products. Any claims, whether successful or unsuccessful, could result in significant costs and could damage our reputation.

Speech recognition natural language understanding and authentication technologies, including our own, are not accurate in every instance. Our customers, which may include in the future financial institutions, using our products to provide important services to their customers including transferring funds to accounts and buying and selling securities could result in claims against our customers or us for losses incurred for any misrecognition of voice commands or incorrect authentication of a user’s voice in connection with these financial or other transactions. Although our contracts usually contain provisions designed to limit our exposure to such liability claims, a claim brought against us based on misrecognition or incorrect authentication, even if unsuccessful, could be time-consuming, divert management’s attention from our business operations, result in costly litigation and harm our reputation. If any such claim is successful, we could be exposed to an award of substantial damages and our reputation could be harmed greatly. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of limitations of liability, disclaimers of warranty or other protective provisions contained in many, but not all of, our contracts.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies, and the anticipated benefits of those acquisitions may never be realized.

As a part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any future acquisitions of companies or technologies would be accompanied by risks such as:

•	difficulties in assimilating the operations, personnel and technologies of acquired companies;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

•	additional expense associated with impairments of acquired assets, such as goodwill or acquired workforce;

•	increases in the risk of claims against us, related to the intellectual property or other activities of the businesses we acquire;

•	maintenance of uniform standards, controls, procedures and policies; and

•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel.

We cannot guarantee that we will be able to successfully integrate any business, products or technologies, or related personnel that we might acquire in the future. Our inability to integrate successfully any business, products, technologies or personnel we may acquire in the future could materially harm our business.

We are exposed to the liquidity problems of our customers. We may have difficulty collecting amounts owed to us.

Certain of our customers and third-party resellers have experienced, and may in the future experience, credit-related issues. We perform ongoing credit evaluations of customers, but do not require collateral. However, in some instances we may provide longer payment terms. Should more customers than we anticipate experience liquidity issues, or if payment is not received on a timely basis, we may have difficulty collecting amounts owed to us by such customers, and our business, operating results and financial condition could be adversely impacted.

If the industry standards we support are not adopted as the standards for speech software, customers may not use our speech software products.

The market for speech software remains immature and emerging and industry standards are still being established. We may not be competitive unless our products support changing industry standards; otherwise, customers may choose not to use our speech software products. The emergence of industry standards, whether through adoption by official standards committees or widespread usage, could require costly and time-consuming redesign of our products. If these standards become widespread and our products do not support them, our customers and potential customers may not purchase our products. Multiple standards in the marketplace could also make it difficult for us to ensure that our products will support all applicable standards, which could in turn result in decreased sales of our products. Furthermore, the existence of multiple standards could chill the market for speech software in general, until a dominant standard emerges.

We rely on a continuous power supply to conduct our operations, and an energy crisis could disrupt our operations and increase our expenses.

We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we, or our customers, may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our facilities. If such interruption was lengthy or occurred repeatedly, it could adversely affect our ability to conduct operations, which could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and result in lost revenue, any of which could substantially harm our business and results of operations.

Information that we may provide to investors from time to time is accurate only as of the date we disseminate it and we undertake no obligation to update the information.

From time to time, we may publicly disseminate forward-looking information or guidance in compliance with Regulation FD promulgated by the Securities and Exchange Commission. This information or guidance represents our outlook only as of the date that we disseminated it, and we undertake no obligation to provide updates to this information or guidance in our filings with the Securities and Exchange Commission or otherwise.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY AND TECHNOLOGY

Our inability to adequately protect our proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect through reliance upon a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection, and may be time-consuming and expensive to obtain, maintain or enforce. Further, despite our efforts, we may be unable to prevent third parties from infringing or misappropriating our intellectual property or to recover adequate compensation from any such infringers.

Although we have filed multiple U.S. patent applications, we have currently only been issued a small number of patents. There is no guarantee that we will be issued additional patents under our current or future patent applications. Any patents that are issued to us could be circumvented or challenged. If challenged, a patent might be invalidated or its claims might be substantially narrowed. Our intellectual property rights may not be adequate to provide us with a competitive advantage and, in any event, may not prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, or superior to our technology.

Monitoring infringement and misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we license our products internationally, and the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

Third parties may claim in the future that we are infringing their intellectual property and we could be exposed to significant litigation or licensing expenses or be prevented from selling our products if such claims are successful.

We may be subject to claims that we or our customers may be infringing or contributing to the infringement of the intellectual property rights of others. We may be unaware of intellectual property rights of others that may cover some of our technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In the event of a claim of intellectual property infringement, we may be required to enter into costly royalty or license agreements. Third parties claiming intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop and sell our products.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings.

In connection with the enforcement of our own intellectual property rights, the acquisition of third-party intellectual property rights, or disputes relating to the validity or alleged infringement of third-party intellectual property rights, including patent rights, we may in the future be, subject to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation are typically very costly and can be disruptive to our business operations by diverting the attention and energy of management and key technical personnel. We may incur significant costs in acquiring the necessary third party intellectual property rights for use in our products. Third party intellectual property disputes could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from manufacturing or licensing certain of our products, cause severe disruptions to our operations or the markets in which we compete, or require us to satisfy indemnification commitments with our customers including contractual provisions under various license arrangements. Any of these could seriously harm our business.

Any defects in, or other problems with, our products could harm our business and result in claims against us.

Complex software products such as ours may contain errors, defects and bugs (collectively, “errors”). During the development of any product, we may discover errors. As a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors may be technologically unfeasible. Delivery of products with undetected errors, or reliability, quality or compatibility problems, could damage our reputation. The existence of errors, or reliability, quality or compatibility problems, could also cause interruptions, delays or cessations of sales to our customers. We could, as well, be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, or reliability, quality or compatibility problems, could bring claims against us, the defense of which, even if successful, would likely be time-consuming and costly for us. Furthermore, if any such defense was not successful, we might be obligated to pay substantial damages, which could materially and adversely affect our operating results.

RISKS RELATED TO OUR COMMON STOCK

Because our common stock could remain under $5.00 per share, it could continue to be deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is currently under $5.00 per share, it is considered a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. If the trading price of the common stock stays below $5.00 per share, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to accept the common stock for deposit into an account or, if accepted for deposit, to sell the common stock and these restrictions may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

If we fail to remain current on our reporting requirements with the SEC, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, generally must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.  More specifically, FINRA has enacted Rule 6530, which determines eligibility of issuers quoted on the OTC Bulletin Board by requiring an issuer to be current in its filings with the Commission.  Pursuant to Rule 6530(e), if we file our reports late with the Commission three times in a two-year period or our securities are removed from the OTC Bulletin Board for failure to timely file twice in a two-year period, then we will be ineligible for quotation on the OTC Bulletin Board.  As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.  As of the date of this filing, we have no late filings reported by FINRA.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Voice Assist; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Voice Assist are being made only in accordance with authorizations of management and directors of Voice Assist, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Voice Assist’s assets that could have a material effect on the financial statements.

We have two individuals performing the functions of all officers and directors. These individuals developed our internal control procedures and are responsible for monitoring and ensuring compliance with those procedures. As a result, our internal controls are, at this time, inadequate or ineffective which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

This Management’s Discussion and Analysis is intended to provide additional understanding about the Company and its planned operations developing and marketing speech recognition based virtual assistants.

OVERVIEW AND OUTLOOK

Background

On July 22, 2010 Voice Assist, Inc., formerly Musician’s Exchange, entered into agreements with SpeechPhone LLC, MDM Intellectual Property LLC, SpeechCard LLC, and Voice Assist LLC for the acquisition of essentially all the assets of the above entities. As a result of the asset acquisitions, which occurred on September 30, 2010, our entire operations are currently based upon the operations of the assets acquired.

We have prepared the Estimated Pro Forma Consolidated Balance Sheet and Statement of Operations presentation, which is timed as a result of the Agreements entered into by and among SpeechPhone LLC, MDM Intellectual Property LLC, SpeechCard LLC, and Voice Assist LLC effective as of September 30, 2010.

Pro forma Unaudited Balance Sheet & Statement of Operations

The following pro forma unaudited consolidated financial information gives effect to the Agreements entered into by and among SpeechPhone LLC, MDM Intellectual Property LLC, SpeechCard LLC, and Voice Assist LLC effective as of September 30, 2010. The pro forma balance sheet assumes the transactions occurred as of September 30, 2010. The pro forma unaudited and un-reviewed consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the reverse merger acquisition had been consummated at the period indicated, nor is such information indicative of the future operating results or financial position of Voice Assist. Additionally, for a complete review of the information contained in the pro forma unaudited consolidated financial information, you should refer to the audited consolidated financial information for years ended December 31, 2009, and the unaudited consolidated financial information for period ended June 30, 2010. The acquisition was accounted for as a recapitalization effected by an exchange of shares for the assets, wherein SpeechPhone LLC and related entities are considered the acquirer for accounting and financial reporting purposes.

Voice Assist, Inc. (formerly Musician's Exchange) and SpeechPhone, LLC and Related Entities
Pro-Forma Condensed Consolidated Balance Sheet
June 30, 2010
(unaudited)

	Historical		Pro-Forma	Pro-Forma
	Voice Assist	Speechphone	Adjustments	Consolidated
ASSETS

Current assets:
Cash	$17,917	$-	$(17,917)	$-
Accounts receivable	-	600	-	600
Deferred customer activation costs	-	20,531	-	20,531
Prepaid expenses	-	12,813	-	12,813
Inventory	2,266	-	(2,266)	-
Total current assets	20,183	33,944	(20,183)	33,944

Property and equipment, net	-	115,143	-	115,143
Software development, net	-	682,443	-	682,443

Other assets:
Other assets	-	28,643	-	28,643
Total other assets	-	28,643	-	28,643

Total assets	$20,183	$860,173	$(20,183)	$860,173

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$62,627	$51,744	$(62,627)	$51,744
Accounts payable - related party	-	399,383	(399,383)	-
Accrued expenses - related party	-	1,251,912	(1,251,912)	-
Accrued income taxes	-	4,900	-	4,900
Accrued interest payable	-	676,628	(676,628)	-
Deferred revenue	-	84,111	-	84,111
Equipment loans - current portion	-	11,525	-	11,525
Loans payable	1,000	1,713,398	(1,714,398)	-
Loans payable - related parties	55	710,736	(710,791)	-
Total current liabilities	63,682	4,904,337	(4,815,739)	152,280

Non current liabilities:
Equipment loans - long term portion	-	8,824	-	8,824

Total liabilities	63,682	4,913,161	(4,815,739)	161,104

Stockholders' equity:
Membership interest	-	7,418,843	(7,418,843)	-
Preferred stock	-	-	2,000	2,000
Common stock	14,500	-	12,100	26,600
Additional paid in capital	58,000	-	12,084,300	12,142,300
Retained earnings	(115,999)	(11,471,831)	115,999	(11,471,831)
Total member's equity	(43,499)	(4,052,988)	4,795,556	699,069

Total liabilities and member's equity	$20,183	$860,173	$(20,183)	$860,173

Voice Assist, Inc. (formerly Musician's Exchange) and Speechphone, LLC and Related Entities
Pro-Forma Condensed Consolidated Statement of Operations
For the Six Months Ended
June 30, 2010
(unaudited)

	Historical		Pro-Forma	Pro-Forma
	Voice Assist	Speechphone	Adjustments	Consolidated

Operating revenue:
Telephony services	$-	$671,601	$-	$671,601
Other revenue	-	2,250	-	2,250
Total revenue	-	673,851	-	673,851

Operating expenses:
Direct cost of services	-	105,121	-	105,121
Other costs of revenue	-	8,291	-	8,291
Total direct cost of services	-	113,412	-	113,412

Legal and professional	33,259	2,500	(33,259)	2,500
Selling, general and administrative	313	313,431	(313)	313,431
Selling, general and administrative - related parties	-	153,566		153,566
Advertising and marketing	-	25,511		25,511
Depreciation and amortization	-	21,461		21,461
Total operating expenses	33,572	629,881	(33,572)	629,881

Net (loss) from operations	(33,572)	43,970	33,572	43,970

Other income and (expense)
Interest expense	-	(126,100)	-	(126,100)
Other income (expense)	-	9,367	-	9,367
Total other income (expense)	-	(116,733)	-	(116,733)

Net (loss) before income taxes	(33,572)	(72,763)	33,572	(72,763)

Income tax expense	-	-	-	-

Net (loss)	$(33,572)	$(72,763)	$33,572	$(72,763)

NOTES TO PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010 and December 31, 2009

1.  BASIS OF PRESENTATION FOR PRO-FORMA FINANCIAL STATEMENTS

On September 30, 2010, Voice Assist, Inc. purchased substantially all of the assets of SpeechPhone, LLC and its related entities (“SpeechPhone”) in exchange for a total of 20,500,000 restricted shares of Voice Assist’s common stock.  Additionally, a former officer and director of Voice Assist agreed to cancel 8,400,000 shares of common stock.  Also, as part of the transaction, Voice Assist issued 2,000,000 convertible preferred voting shares in exchange for extinguishment of $1,700,000 in debt.

The unaudited pro-forma condensed consolidated financial statements have been developed from the audited and unaudited records of Voice Assist and the audited and unaudited records of Speechphone.

The unaudited pro-forma condensed consolidated balance sheets as of June 30, 2010 and December 31, 2009 is based upon the historical financial statements of Voice Assist and Speechphone.  The unaudited pro-forma condensed consolidated balance sheet is presented as if the acquisition had occurred on June 30, 2010 and December 31, 2009.

The unaudited pro-forma condensed consolidated statement of operations for the year ended December 31, 2009 is based upon the historical financial statements of Voice Assist and Speechphone, after giving effect to the reverse merger acquisition.  The unaudited pro-forma condensed consolidated statement of operations for the six months ended June 30, 2010 is based upon the historical financial statements of Voice Assist and SpeechPhone, after giving effect to the reverse merger acquisition.  The unaudited pro-forma condensed consolidated statement of operations is presented as if the acquisition had occurred on the respective dates.

2.  PRO-FORMA ADJUSTMENTS

The pro-forma adjustments included in the unaudited condensed consolidated financial statements are as follows:

(1)	Net effect of the elimination of all the assets, liabilities and operations of Voice Assist.
(2)	Net effect of purchase of substantially all of the assets and certain liabilities of SpeechPhone.
(3)	Recapitalization due to reverse merger of Voice Assist and SpeechPhone.

Our Operations

Voice Assist is a hosted speech services provider offering cloud based speech recognition technology designed to voice enable mobile applications.  Voice Assist provides hands-free safe driving applications such as voice dialing, email by voice, text by voice and posting to social networks by voice.  Voice Assist also works with 3rd party developers to voice enable any mobile application.  Voice Assist sells direct to the public via our website at www.voiceassist.com and also licenses technology and provides hosting services to 3rd party developers, wireless service providers and value added resellers.

We believe that the presence of voice technology as an interface in mobile communications has real advantages in a mobile world. Voice interface technology makes portable communications more effective and safer to use. Our development efforts are currently focused on the mobile workforce and building vertical enterprise applications to, among other things, maximize employee productivity and safety while driving.  Voice Assist is also focused on building tools to empower 3rd party developers to add voice technology into existing applications.

Our strategy is to build simple to use applications with wide market appeal and augment this effort with vertical applications designed for specific purposes such as CRM, Healthcare, Insurance and other vertical markets. We intend to aggressively market our “safe driving” application and continue to form strategic alliances with value added resellers and carriers.  We believe the combination of these activities will result in increased revenue over time.

We currently earn our revenues from subscribers who pay us a monthly recurring fee to use our services.  We also generate revenue by hosting speech applications and providing enhanced communication services to resellers and other service providers.  When the development portal is complete, we also expect to generate revenue on a pay per use basis and/or also based on revenue sharing with 3rd party application developers.

RESULTS OF OPERATIONS

As a result of our recent acquisition of the SpeechPhone technology our financial statements in general reflect the information of the acquired assets and the associated operations, as the operations of Musician’s Exchange are considered insignificant for the purposes of this discussion.

Comparison of Six Months Ended June 30, 2010 and June 30, 2009

The following table sets forth key components of our results of operations during the six month periods ended June 30, 2010 and 2009. The financial data should be read in conjunction with the financial statements, related notes and other financial information included in this Current Report.

	Unaudited Six Months Ended June 30,		Increase (Decrease)
	2010	2009	$	%
OPERATING REVENUES
Hosted Speech Services	$671,601	$392,527	$279,074	71%
Other Income	2,250	8,750	(6,500)	(74%)
Total Revenues	673,851	401,277	272,574	68%

OPERATING EXPENSES
Direct Cost of Services	105,121	159,007	(53,886)	(34%)
Other Costs	8,291	36,775	(28,484)	(77%)
Total Direct Cost of Services	113,412	195,782	(82,369)	(42%)

Legal and Professional	151,286	141,415	9,871	7%
Selling, General and Administrative	164,645	79,661	84,984	107%
Selling, General and Administrative – Related Parties	153,566	140,541	13,025	9%
Advertising and Marketing	25,511	22,613	2,898	13%
Depreciation and Amortization	21,461	32,071	(10,610)	(33%)

Net Income (Loss) from Operation	43,970	(210,807)	254,777	121%

OTHER INCOME AND (EXPENSE)
Interest Expense	(126,100)	(116,732)	9,368	8%
Other Income (Expense)	9,367	18,900	(9,533)	(50%)

Total Other Income (Expense)	(116,733)	(97,832)	18,901	19%
Net (Loss) before Income Taxes	(72,763)	(308,639)	(235,876)	(76%)
Income Tax Expense	-	5,545	(5,545)	(100%)
NET (LOSS)	$(72,763)	$(314,184)	$(241,421)	(77%)

Revenues. Our revenues increased to $673,851 in the six months ended June 30, 2010 from $401,277 in the same period in 2009, representing a 68% increase period-over-period.  Notably the Company sales continue to increase by word of mouth and the viral impact of existing subscribers using the service with no dedicated sales staff members and with little or no marketing budget allocated in the current year to date numbers.  Concurrent with the acquisition of additional working capital, the Company plans to recruit, hire, train and maintain a business development team to further increase sales and launch more aggressive marketing plans.

Total Cost of Services. Our total cost of services decreased $82,369, or 42%, to $113,413 in the six months ended June 30, 2010 from $195,782 in the same period in 2009.  The decrease in our total cost of services is as a result of negotiating lower costs with telecom carriers and key vendors and suppliers.

Legal and Professional. Our legal and professional expenses increased $9,871, or 7%, to $151,286 in the six months ended June 30, 2010 from $141,415 in the same period in 2009.  The increase in legal and professional fees was the result of increased legal fees associated mainly with the filing of additional patent applications.

Selling, General and Administrative. Our selling, general and administrative expenses increased $84,894, or 107%, to $164,645 in the six months ended June 30, 2010 from $79,661 in the same period in 2009. The increase was the result of increased managements fees charged to the Company, as well as the hiring of additional staff members to support our growing customer base.

Selling, General and Administrative – Related Parties. Our selling, general and administrative – related party’s expenses increased $13,025, or 9%, to $153,566 in the six months ended June 30, 2010 from $140,541 in the same period in 2009. The increase was the result of increased management fees charged to the Company, as well as the hiring of additional staff members to support our growing customer base.

Advertising and Marketing. Our advertising and marketing expenses increased $2,898, or 13%, to $25,511 in the six months ended June 30, 2010 from $22,613 in the same period in 2009. The increase was the result of conducting test marketing runs so as to optimize future returns on investment from our marketing expenses.

Depreciation and Amortization. Our depreciation and amortization expenses decreased $10,610, or 33%, to $21,461 in the six months ended June 30, 2010 from $32,071 in the same period in 2009. The decrease was the result of some fixed assets becoming fully depreciated.

Net (Loss) from Operations. We had $43,970 in net income from operations in the six months ended June 30, 2010, as compared to net loss from operations of $210,807 during the same period in 2009.  The net income was a result of increased subscriber revenue generated by adding a new reseller, as well as an overall reduction in the cost of sales.

Interest Expense. Our interest expense increased $9,368, or 8%, to $126,100 in the six months ended June 30, 2010 from $116,732 in the same period in 2009. The increase was the result of increased loan balances from related parties on which interest was calculated and applied.

Other Income. Our other income decreased $9,533, or 50%, to $9,367 in the six months ended June 30, 2010 from $18,900 in the same period in 2009. The decrease was the result of a value added reseller who stopped providing hosted speech services to its client base, as well as a reduction in sub-lease revenue.

Net Loss. In the six months ended June 30, 2010, we generated a net loss of $72,763, a decrease of $241,421, or 77%, from $314,184 in the same period in 2009. This decrease was primarily attributable to an increase in sales revenues and a reduction in the cost of sales.

Comparison of Years Ended December 31, 2009 and December 31, 2008

The following table sets forth key components of our results of operations during the fiscal years ended December 31, 2009 and December 31, 2008. The financial data should be read in conjunction with the financial statements, related notes and other financial information included in this Current Report.

	Audited Fiscal Year Ended December 31,		Increase (Decrease)
	2009	2008	$	%
OPERATING REVENUES
Telephony Services	$791,048	$1,027,591	$(236,543)	(23%)
Total Revenues	791,048	1,027,591	(236,543)	(23%)

OPERATING EXPENSES
Direct Cost of Services	312,303	272,784	39,519	14%
Other Costs of Revenues	62,345	104,114	(41,769)	(40%)
Total Direct Cost of Services	374,648	376,898	(2,250)	(1%)

Legal and Professional	315,358	285,611	29,747	10%
Selling, General and Administrative	209,468	537,055	(327,587)	(61%)
Selling, General and Administrative – Related Parties	291,557	677,462	(385,905)	(57%)
Advertising and Marketing	50,722	43,891	6,831	16%
Depreciation and Amortization	62,127	77,089	(14,962)	(19%)

Net (Loss) from Operations	(512,832)	(970,415)	(457,583)	(47%)

OTHER INCOME AND (EXPENSE)
Interest Expense	(251,988)	(226,908)	25,080	11%
Other Income (Expense)	24,517	-	24,517	--

Total Other Income (Expense)	(227,471)	(226,908)	563	--

NET (LOSS)	$(748,248)	$(1,200,623)	$(452,375)	(38%)

Revenues. Our revenues decreased to $791,048 in the fiscal year ended December 31, 2009 from $1,027,591 last year, representing a 23% decrease year-over-year.  The decrease in revenues is as a result of retail subscribers disconnections due to the impact of the prevailing economic downturn.

Total Cost of Services. Our total cost of services decreased $2,250, or 1%, to $374,648 in the fiscal year ended December 31, 2009 from $376,898 in the same period in 2008.  The decrease in our total cost of services is as a result of decreased termination of calls and SMS messages.

Legal and Professional. Our legal and professional expenses increased $29,747, or 10%, to $315,358 in the fiscal year ended December 31, 2009 from $285,611 in the same period in 2008.  The increase in legal and professional fees was the result of legal fees incurred in connection with the preparation and filing of additional patent applications, as well as the payment of third party accounting fees in connection the preparation of tax returns.

Selling, General and Administrative. Our selling, general and administrative expenses decreased $327,586, or 39%, to $209,468 in the fiscal year ended December 31, 2009 from $537,054 in the same period in 2008. The decrease was the result of staff reductions and pay cuts instituted as a result of subscriber disconnects.

Selling, General and Administrative – Related Parties. Our selling, general and administrative – related parties’ expenses decreased $385,905, or 57%, to $291,557 in the fiscal year ended December 31, 2009 from $677,462 in the same period in 2008. The decrease was the result of staff reductions and pay cuts instituted as a result of the impact of the prevailing economic downturn.

Advertising and Marketing. Our advertising and marketing expenses increased $6,831, or 16%, to $50,722 in the fiscal year ended December 31, 2009 from $43,891 in the same period in 2008. The increase was the result of increased sales and marketing expenditures in an effort to gain more customers to replace customers being disconnected for failure to pay.

Depreciation and Amortization. Our depreciation and amortization expenses decreased $14,962, or 19%, to $62,127 in the fiscal year ended December 31, 2009 from $77,089 in the same period in 2008. The decrease was the result of some assets becoming fully depreciated.

Net (Loss) from Operations. We had $512,832 in net loss from operations in the fiscal year ended December 31, 2009, as compared to net loss from operations of $970,414 during the same period in 2008.  The decrease was the result of lowering overhead and managing customer support and network operations with less staff.

Interest Expense. Our interest expense increased $25,080, or 11%, to $251,988 in the fiscal year ended December 31, 2009 from $226,908 in the same period in 2008. The increase was the result of increased loan balances from related parties on which interest was calculated and applied

Other Income. Our other income increased $24,517 in the fiscal year ended December 31, 2009 from $0 in the same period in 2008. The increase was the result of non recurring engineering income generated to create private labeled versions of our hosted speech services.

Net Loss. In the fiscal year ended December 31, 2009, we generated a net loss of $748,248, a decrease of $452,375, or 38%, from $1,200,623 in the same period in 2008. This decrease was primarily attributable to lower overhead by reducing staff members, as well as an overall reduction in selling, general and administrative expenses during the period.

Liquidity and Capital Resources

As of June 30, 2010, we did not have any cash or cash equivalents. The following table provides detailed information about our net cash flow for all financial statement periods presented in this Current Report. To date, we have financed our operations through the issuance of stock, borrowings, and cash flows from operations.

The following table sets forth a summary of our cash flows for the periods indicated:

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2010	2009	2009	2008
Net cash provided by (used in) operating activities	$74,416	$(161,587)	$(183,543)	$(342,370)
Net cash provided by (used in) investing activities	(111,771)	(134,360)	(433,650)	(37,111)
Net cash provided by (used in) financing activities	37,355	295,946	617,193	379,481
Net increase/(decrease) in Cash	-	-	-	-
Cash, beginning of year	-	-	-	-
Cash, end of year	$-	$-	$-	$-

Operating activities

Net cash provided by operating activities was $74,416 for the six months ended June 30, 2010, as compared to $161,587 used in operating activities for the same period in 2009. The increase in net cash provided in operating activities was primarily due to a decrease in net loss and an increase in accrued expenses.

Net cash used in operating activities was $183,543 for the year ended December 31, 2009, as compared to $342,370 for 2008. The decrease in net cash used in operating activities was due to a decrease in net loss and an increase in accounts payable and accrued expenses.

Investing activities

Net cash used in investing activities for the six months ended June 30, 2010 was $111,771, as compared to $134,360 for the same period of 2009. The decrease in net cash used in investing activities was due to a reduction in capital expenditures.

Net cash used in investing activities for the year ended December 31, 2009 was $433,650, as compared to $37,111 in 2008. The increase in net cash used in investing activities was mainly attributable to the purchase of fixed assets.

Financing activities

Net cash provided by financing activities for the six months ended June 30, 2010 was $37,355, as compared to $295,946 for the same period of 2009. The decrease of net cash provided by financing activities was mainly attributable to a reduction in equity investment from third parties during the period.

Net cash provided by financing activities for the year ended December 31, 2009 was $617,193, as compared to $379,481 in 2008. The increase of net cash provided by financing activities was mainly attributable an increase in third party equity investment during the period.

We believe that cash flow from operations will meet only a part of our present and near-term cash needs and thus we will require additional cash resources, including the sale of equity or debt securities, to meet our planned capital expenditures and working capital requirements for the next 12 months. We will require additional cash resources due to changed business conditions, implementation of our strategy to expand our sales and marketing initiatives as well as our current research and development programs, increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources and then current cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

Off-Balance Sheet Arrangements

As of the date of this Current Report, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on November 5, 2010 by those persons known to beneficially own more than 5% of our capital stock and by our Directors and executive officers.  The percentage of beneficial ownership for the following table is based on 26,600,000 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power.  It also includes shares of common stock that the stockholder has a right to acquire within 60 days after November 5, 2010 pursuant to options, warrants, conversion privileges or other rights.  The percentage of ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management

Title of Class	Name and address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)

Common	Michael D. Metcalf	22,500,000(3)(4)	85%
Common	Donna Moore	0	--

	All Beneficial Owners as a Group	22,500,000	85%
(1)
As used in this table, “beneficial ownership” means the sole or united power to vote, or to direct the voting of, a security, or the sole or united investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  Each Parties’ address is in care of the Company at 2 South Pointe Dr., Suite 100, Lake Forest, CA 92630.

(2)	Figures are rounded to the nearest tenth of a percent.
(3)
Includes: (i) 1,025,000 shares of common stock issued to Mr. Metcalf; (ii) 2,000,000 shares of Series A preferred stock issued to Mr. Metcalf and may be converted on a 1:1 basis into shares of common stock at any time; (iii) 10,250,000 shares of common stock issued to SpeechPhone LLC pursuant to the Agreements of Purchase and Sale of Assets; (iv) 6,150,000 shares of common stock issued to MDM Intellectual Property LLC pursuant to the Agreements of Purchase and Sale of Assets; (v) 2,050,000 shares of common stock issued pursuant to the Agreements of Purchase and Sale of Assets; and (vi) 1,025,000 shares of common stock issued to SpeechCard LLC pursuant to the Agreements of Purchase and Sale of Assets. Mr. Metcalf has sole voting power over the 1,025,000 shares of common stock issued in his name, the 2,000,000 shares of common stock he may acquire through the conversion of the Series A preferred stock, and he shares voting and investment power over the remaining 19,475,000 shares. Mr. Metcalf is a managing member of SpeechPhone LLC, MDM Intellectual Property LLC, Voice Assist, LLC and SpeechCard LLC.

(4)
Although Mr. Metcalf has beneficial control over 22,500,000 shares, which include the 2,000,000 preferred shares, other members of the limited liability companies have ownership rights of the allocated shares.

Security Ownership of Certain Beneficial Owners
Title of Class	Name and address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)

Common	SpeechPhone LLC(3)	10,250,000	39%
Common	MDM Intellectual Property LLC(3)	6,150,000	23%
Common	Voice Assist LLC(3)	2,050,000	8%

	All Beneficial Owners as a Group	18,450,000	69%
(1)
As used in this table, “beneficial ownership” means the sole or united power to vote, or to direct the voting of, a security, or the sole or united investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  Each Parties’ address is in care of the Company at 2 South Pointe Dr., Suite 100, Lake Forest, CA 92630.

(2)	Figures are rounded to the nearest tenth of a percent.
(3)	The shares of common stock were acquired pursuant to the Agreements of Purchase and Sale of Assets.

Changes in Control

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position	Term Commencing
Michael Metcalf	47	Director, President & Chief Executive Officer	09/30/10
Donna Moore	65	Secretary, Treasurer & Chief Financial Officer	09/30/10

Michael Metcalf, 47, President, Chief Executive Officer and Director:  Since 2002, Mr. Metcalf has served as Chairman and Founder of SpeechPhone LLC. Between 1997 and 2002, Mr. Metcalf served as Chairman and CEO of Sound Advantage LLC.  While at Sound Advantage, Mr. Metcalf raised $42 million before merging the company with AVST, Inc. Prior to Sound Advantage, Mr. Metcalf spent 7 Years at TelWest, where he raised $3 million and eventually sold to a public company, USLD. During the early stage of his career, Mr. Metcalf developed skills as a PBX engineer, software engineer, product manager, development manager, and proven ability in corporate development. More recently, the Southern California business community recognizes him as a successful serial entrepreneur, noteworthy for innovative product inventions. He has led his product development organizations to win 24 top industry awards over the past eight years including four “Product of the Year” awards.

Donna Moore, 65, Chief Financial Officer, Secretary and Treasurer:  Between 2008 and 2010, Ms. Moore served as a part time Controller for Skye International, Inc. in Scottsdale, AZ. Prior to Skye International, Ms. Moore was the Controller for Monarch Brass & Copper Corp., in Waterbury, CT from 1984 through 2007. Ms. Moore is a business financial professional with over 25 years of hands-on business experience. Ms. Moore has held positions as controller and secretary treasurer of both public and private corporations. Her experience includes general accounting, financial reporting, systems implantation/management, treasury functions, and cost accounting. Ms. Moore specializes in executing uniform financial controls so as to improve productivity, reduce costs, and maximize profitability. Ms. Moore holds a Bachelor of Science degree in Business Management and an MBA in finance and accounting from Brigham Young University.

Family Relationships

There are no family relationships among any of our officers or directors.

Code of Ethics

On September 29, 2010, we adopted a Code of Business Conduct and Ethics for directors, officers and employees of the Company. A copy of the Code of Business Conduct and Ethics is attached hereto as Exhibits 99.3.

Corporate Governance

We currently do not have standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. Until formal committees are established, our entire board of directors, perform the same functions as an audit, nominating and compensation committee.

In September 2010, the Board of Directors adopted an Audit Committee Charter, Nominating Committee Charter, and Compensation Committee Charter. The Charters are attached hereto as Exhibit 99.4, 99.5 and 99.6.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.  The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value.  As a result of the size of the Company and only having two executive officers, the Board evaluates both performance and compensation on an informal basis.  Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of our peer companies.  To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company.  Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation

During the year ended December 31, 2009, neither Mr. Van Ness nor Mr. Widme (former executive officers) received any compensation for their roles associated as the Company’s officers. During the period of February 4, 2008 to December 31, 2008, the former president received compensation totaling $2,800.

No actions took place in 2009 relative to Executive Compensation.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by our Executive Officers, for the last two fiscal years ended December 31, 2009 and 2008.

SUMMARY COMPENSATION TABLE
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Daniel Van Ness(1),
Former CEO and President	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2008	-0-	$2,800	-0-	-0-	-0-	-0-	-0-	$2,800

Andrew Widme(1),
Former Secretary	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
(1)	Mr. Van Ness and Mr. Widme resigned as executive officers of the Company effective September 30, 2010.

Employment Agreements

On September 30, 2010, we entered into an Employment Agreement with Mr. Michael Metcalf, wherein Mr. Michael Metcalf agreed to serve as Chief Executive Officer. The term of the agreement began on October 1, 2010 and will expire on December 31, 2015. We agreed to compensate Mr. Michael Metcalf with a base annual salary of $20,000 per month. Mr. Michael Metcalf will also receive incentive bonuses if the Company’s gross sales for the applicable year are greater than $5 million. The employment agreement was attached as Exhibit 10.5 to the 8-K filed on October 12, 2010.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company, except with respect to a breach of contract on the part of the Company.

Option Grants in Last Fiscal Year

During the years ended December 31, 2009 and 2008, we did not grant any options to our officers and Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

In connection with the closing of the Agreements of Purchase and Sale of Assets, Mr. Michael Metcalf acquired direct beneficial control of 1,025,000 shares of common stock and indirect beneficial control of approximately 19,475,000 shares of common stock as a result of his position as managing member of the entities from whom the Company acquired the assets pursuant to the Agreements of Purchase and Sale of Assets. Additionally, Mr. Michael Metcalf received 2,000,000 shares of Series A Preferred stock in connection with the conversion of debt, as part of the closing of the Agreements of Purchase and Sale of Assets.

Mr. Michael Metcalf was appointed President, Chief Executive Officer and a Director of the Company pursuant to the terms and conditions of the Agreements.

As a result of our recent acquisition of assets pursuant to the Agreements of Purchase and Sale of Assets the Company has entered into a verbal agreement with Sound Management Services, LLC (“SMS”), wherein SMS agreed to provide management services until January 1, 2011, at which time Voice Assist intends to provide its own management services. Prior to the acquisition of assets from SpeechPhone LLC and the related entities, SMS provided management services in exchange for compensation equal to $1 per paid in full subscriber at the end of each month. Mr. Michael Metcalf owns 100% of SMS. Prior to the acquisition of assets, the entities we acquired the assets from had a long term agreement in place with SMS which is why we are currently still using SMS’s services.

Promoters and Certain Control Persons

We did not have any promoters at any time since our inception in February 2008.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the Over the Counter Bulletin Board (“OTCBB”) does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

LEGAL PROCEEDINGS

The software industry in general and the field of speech and voice technologies in particular, is characterized by the existence of a significant number of patents. Litigation and threats of litigation based on allegations of patent infringement and the violation of intellectual property rights are common in software markets and appear to be increasing. Although we attempt to avoid infringing known proprietary rights of third parties, we do not engage in affirmative efforts to attempt to familiarize ourselves with such third-party rights, principally due to the costs that would be involved in such activities. We may be subject to claims and legal proceedings for alleged infringement, either by us or our customers, of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights. In addition, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us.

We typically indemnify our customers from claims against them by third parties that our products infringe such third parties’ intellectual property rights. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert management’s attention from our business and require us and our customers to enter into royalty or license agreements that are costly and otherwise disadvantageous to us. Any such claims could also require us to defend our customer against the claim and indemnify our customer for its damages resulting from such claim. Any of these effects could have a material adverse effect on our business and results of operations. Further, parties making these claims may be able to obtain injunctions, preventing us from selling our products. These types of claims could also slow our sales cycle and/or market adoption generally with respect to the affected product, which could harm our business. We have recently been sued for patent infringement, and although we settled this case for less than the cost of taking it through trial, the defense of the matter was quite costly. We may be increasingly subject to infringement claims as the number and features of our products grow, we extend our speech application business and the speech market grows.

We understand that holders of a substantial number of patents have alleged that certain of their patents cover a wide range of automated services in the call center and computer telephony areas. We believe that one of such patent holders has sent letters to many providers of such automated services, including some of our customers, suggesting that a license under its portfolio is required in order to provide such automated services. This holder has also sued a number of such entities, alleging patent infringement. A number of the entities against which this holder has made such claims have entered into license agreements with respect to the holder’s patents. Recently, one of our customers notified us that one of such holders has claimed that the customer’s call center operations, which utilize our products, infringe one or more claims of the holder’s patents, and has made a related indemnity claim against us. It is possible that one or more of our other customers, in response to an infringement claim by any of such patent holders, might assert indemnity rights against us, whether or not meritorious. It is also possible that one or more of such patent holders might make a claim against us directly, whether or not meritorious. The costs associated with resolving any such disputes, regardless of the legal outcome, could be substantial and could materially and adversely affect our operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbol “MUEX.” As a result of the name change of the Company we have recently submitted a symbol change request to the Financial Industry Regulatory Authority (FINRA), however we do not believe a new trading will be assigned to the Company until December 2010.

Historically, there has not been an active trading market for our common stock. We have been eligible to participate in the OTCBB since January 26, 2010 and from that time until the third quarter of 2010, our common stock was traded on a very sporadic basis.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock as reported by a Quarterly Trade and Quote Summary Report of the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	2010
	BID PRICES
	High	Low
1st Quarter	$0	$0
2nd Quarter	$0	$0
3rd Quarter	$0	$0
4th Quarter	$4.5(1)	$0
(1) This high bid price is as of October 29, 2010 as reported by the Quarterly Trade and Quote Summary Report of the OTCBB.

Holders of Common Stock

As of November 5, 2010 there were approximately 36 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Any decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

2010 Stock Incentive Plan

The following description applies to the 2010 Stock Incentive Plan which we adopted on August 14, 2010; to date no options or shares of common stock have been granted under this plan.

Purposes of the 2010 Plan

The purposes of the 2010 Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers and Directors, contractors and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

Stock Subject to the 2010 Plan

Shares that are eligible for grant under the 2010 Plan to participants include Incentive Stock Options, Non-Qualified Stock Options and Restricted Stock.  “Incentive Options” are any options designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.  “Non-Qualified Options” are any options that are not an Incentive Option.  To the extent that any option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a ten percent stockholder or because it exceeds the annual limit, it shall to that extent constitute a Non-Qualified Option.  “Restricted Stock” are shares of Common Stock issued pursuant to any restrictions and conditions as established in the 2010 Plan.

The 2010 Plan provides that a maximum of Ten Million (10,000,000) shares of common stock are available for grant as awards under the 2010 Plan.

Eligibility

Incentive Options. Only employees of the Company or of an affiliated company (including officers of the Company and members of the Board of Directors if they are employees of the Company or of an affiliated company) are eligible to receive Incentive Options under the 2010 Plan.

Non-Qualified Options and Restricted Stock. Employees of the Company or of an affiliated company, officers of the Company and members of the Board of Directors (whether or not employed by the Company or an affiliated company), and service providers are eligible to receive Non-Qualified Options or acquire Restricted Stock under the 2010 Plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	0	$--	10,000,000

Equity compensation plans not approved by stockholders	--	$--	--

Total	0	$--	10,000,000

RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the Agreements, we issued a total of 20,500,000 shares of its restricted common stock as follows:

•	10,250,000 shares to SpeechPhone in exchange for substantially all of the assets of Speechphone;

•	6,150,000 shares to MDM in exchange for substantially all of the assets of MDM;

•	1,025,000 shares to SpeechCard in exchange for substantially all of the assets of SpeechCard;

•	2,050,000 shares to Voice Assist in exchange for substantially all of the assets of Voice Assist; and

•	1,025,000 shares in exchange for 100% of Mr. Michael Metcalf’s concept Music By Voice.

We believe that the issuance and sale of the above shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506 with the exception of the 10,250,000 shares issued to SpeechPhone, which shares are being registered prior to distribution. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to the sale of the shares, were accredited investors and had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The management of the recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

Additionally, pursuant to the Agreements, we issued 2,000,000 shares of Series A Preferred Stock to Mr. Michael Metcalf as consideration for the cancellation of $1,700,000 in debt. The holder of Series A Preferred Stock, Mr. Michael Metcalf, has the rights, preferences and duties set forth in the Certificate of Designation of Series A Convertible Preferred Stock authorized by the Company’s board of directors and filed with Secretary of State of the State of Nevada on October 4, 2010. The Series A Preferred Stock has a par value of $0.001 per share and the board authorized an amount up to 2,000,000 shares. Each share of Series A Preferred Stock has an original issue price of $1.00.

The following is a summary of certain material provisions of such certificate, which summary is qualified in its entirety by reference to the Certificate of Designation filed as Exhibit 4.1 to the 8-K filed on October 12, 2010.

Dividends. The holders of the Series A Preferred will not be entitled to dividends.

Conversion. The Series A Preferred stock may be converted on a 1:1 basis into shares of Common Stock at any time at the option of the holder, subject to adjustments for stock dividends, combinations or splits with respect to such shares.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $1.25 per share.

Voting Rights. Except as set forth below the holder of Series A Preferred shall not have any voting rights, except in the case of voting on a change in the preferences of Series A Preferred.

Protective Provisions. So long as any Series A Preferred are outstanding, this Corporation shall not without first obtaining approval of the holders of at least two-thirds of the outstanding Series A Preferred which is entitled, other than solely by law, to vote with respect to the matter, and which Series  Preferred represents at least two-thirds of the voting power of the then outstanding Series A Preferred: (a) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; (b) alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the Series A Preferred; (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock; (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Preferred Stock; or amend the Corporation’s Articles of Incorporation or bylaws.

We believe that the issuance and sale of the Series A Preferred shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were sold directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Registrant that contained the relevant information needed to make his investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to the sale of the shares, was an accredited investor and had such knowledge and experience in our financial and business matters that he was capable of evaluating the merits and risks of his investment. The recipient had the opportunity to speak with our management on several occasions prior to his investment decision. There were no commissions paid on the issuance and sale of the shares.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 100,000,000 Shares of common stock, $0.001 par value per share, of which 26,600,000 shares were outstanding as of the date of this Current Report.  Common stock holders are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights. Common stock holders are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of Voice Assist, the common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which 2,000,000 shares of Preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;

*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and
*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Transfer Agent

The Company’s transfer agent for its common stock is Computershare, located at 525 Washington Blvd., Jersey City, New Jersey 07310.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements filed herewith are:

•	Unaudited combined financial statements of SpeechPhone LLC and Related Entities for the six months ended June 30, 2010 and 2009.
•	Audited combined financial statements of SpeechPhone, LLC and Related Entities for the fiscal year ended December 31, 2009 and 2008.
•	Unaudited Pro Forma combined financial information of Voice Assist, Inc. and SpeechPhone, LLC and Related Entities for the six months ended June 30, 2010 and year ended December 31, 2009 and 2008.

(b) Exhibits

			Incorporated by reference
Exhibit Number	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3(i)(a)	Articles of Incorporation of Musician’s Exchange		S-1		3(i)(a)	2/29/08
3(i)(b)	Certificate of Amendment and Amended & Restated Articles of Incorporation – Name Change to Voice Assist, Inc. – September 29, 2010		8-K		3(i)(b)	10/12/10
3(ii)(a)	Bylaws of Musician’s Exchange		S-1		3(ii)(a)	2/29/08
3(ii)(b)	Amended & Restated Bylaws of Voice Assist, Inc. – September 29, 2010		8-K		3(ii)(b)	10/12/10
4.1	Certificate of Designation of Series A Convertible Preferred Stock – October 4, 2010		8-K		4.1	10/12/10
10.1	Asset Purchase Agreement – SpeechPhone LLC – July 22, 2010		8-K		10.1	7/29/10
10.2	Asset Purchase Agreement – SpeechCard LLC – July 22, 2010		8-K		10.2	7/29/10
10.3	Asset Purchase Agreement – MDM International LLC – July 22, 2010		8-K		10.3	7/29/10
10.4	Asset Purchase Agreement – VoiceAssist LLC – July 22, 2010		8-K		10.4	7/29/10
10.5	Employment Agreement of Michael Metcalf – September 30, 2010		8-K		10.5	10/12/10
10.6	2010 Incentive Stock Plan	X
99.3	Code of Business Conduct and Ethics	X
99.4	Audit Committee Charter	X
99.5	Nominating Committee Charter	X
99.6	Compensation Committee Charter	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Voice Assist, Inc.

By: /S/ Michael D. Metcalf
Michael D. Metcalf President and Chief Executive Officer

Date:  November 12, 2010

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Combined Financial Statements of SpeechPhone LLC and Related Entities for the Six Months Ended June 30, 2010 and 2009
Combined Balance Sheets as of June 30, 2010	F-1
Combined Statements of Operations for the six months ended June 30, 2010 and 2009	F-2
Combined Statements of Cash Flows for the six months ended June 30, 2010 and 2009	F-3
Notes to Financial Statements	F-4

Audited Combined Financial Statements of SpeechPhone, LLC and Related Entities for the Fiscal Year Ended December 31, 2009 and 2008
Report of Independent Registered Public Accounting Firm	G-1
Combined Balance Sheets as of December 31, 2009 and 2008	G-2
Combined Statements of Operations for the years ended December 31, 2009 and 2008	G-3
Combined Statements of Members’ Equity/(Deficit) for the years ended December 31, 2009 and 2008	G-4
Combined Statements of Cash Flows for the years ended December 31, 2009 and 2008	G-5
Notes to Financial Statements	G-6

Unaudited Pro Forma Combined Financial Information of Voice Assist, Inc. and SpeechPhone, LLC and Related Entities for the Six Months Ended June 30, 2010
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2010	H-1
Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2010	H-2
Notes to Pro Forma Financial Information	H-3

Unaudited Pro Forma Combined Financial Information of Voice Assist, Inc. and SpeechPhone, LLC and Related Entities for the Fiscal Year Ended December 31, 2009
Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2009	I-1
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2009	I-2
Notes to Pro Forma Financial Information	I-3

SPEECHPHONE LLC AND RELATED ENTITIES

COMBINED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009

SPEECHPHONE LLC AND RELATED ENTITIES

INDEX TO COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

SPEECHPHONE, LLC AND RELATED ENTITIES
COMBINED BALANCE SHEETS
	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash	$-	$-
Accounts Receivable	600	-
Deferred Customer Activation Costs	20,531	4,922
Prepaid Expenses	12,812	5,063

Total Current Assets	33,943	9,985

Property & Equipment, Net	115,143	118,305
Software Development, Net	682,443	589,953

OTHER ASSETS
Other Assets	28,643	28,643

Total Other Assets	28,643	28,643

Total Assets	$860,172	$746,886

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	51,743	61,085
Accounts Payable - Related Party	399,383	342,966
Bank Overdraft	-	19,174
Accrued Expenses - Related Party	1,251,912	1,287,000
Accrued Income Taxes	4,900	4,900
Accrued Interest Payable	676,628	580,478
Accrued Interest Payable, Related Party	100,546	102,374
Deferred Revenue	84,111	22,552
Equipment Loans - Current Portion	11,525	26,314
Loans Payable	1,713,398	1,723,399
Loans Payable - Related Parties	610,190	558,048

Total Current Liabilities	4,904,336	4,728,290

NON CURRENT LIABILITIES
Equipment Loans - Long Term	8,824	8,824

Total Liabilities	4,913,160	4,737,114

MEMBER'S EQUITY
Membership Interest	7,418,843	7,408,840
Accumulated Deficit	(11,471,831)	(11,399,068)

Total Member's Equity	(4,052,988)	(3,990,228)

TOTAL LIABILITIES AND
MEMBERS' EQUITY	$860,172	$746,886

See accompanying notes of these combined financial statements

SPEECHPHONE, LLC AND RELATED ENTITIES
COMBINED STATEMENTS OF OPERATIONS - JUNE 30, 2010
(unaudited)

	Six Months Ended June 30
	2010	2009

OPERATING REVENUES
Telephony Services	$671,601	$392,527
Other Income	2,250	8,750

Total Revenues	673,851	401,277

OPERATING EXPENSES
Direct Cost of Services	105,121	159,007
Other Costs	8,291	36,775
Total Direct Cost of Services	113,412	195,782

Legal and Professional	151,286	141,415
Selling, General and Administrative	164,645	79,662
Selling, General and Administrative - Related Parties	153,566	140,541
Advertising and Marketing	25,511	22,613
Depreciation and Amortization	21,461	32,071
Total operating expenses	516,469	416,302

Net Income (Loss) from Operations	43,970	(210,807)

OTHER INCOME AND (EXPENSE)
Interest Expense	(126,100)	(116,732)
Other Income (Expense)	9,367	18,900

Total Other Income (Expense)	(116,733)	(97,832)

Net (Loss) before Income Taxes	(72,763)	(308,639)

Income Tax Expense	-	(5,545)

NET (LOSS)	$(72,763)	$(314,184)

See accompanying notes of these combined financial statements

SPEECHPHONE, LLC AND RELATED ENTITIES
COMBINED STATEMENTS OF CASH FLOWS
(unaudited)
	Six Months Ended June 30
	2010	2009

Operating Activities

Net (Loss)	$(72,763)	$(314,184)
Adjustments to reconcile from Net Loss to net cash provided by (used in) operating activities:
Depreciation and amortization	22,443	32,071
Changes in operating assets and liabilities
Accounts Receivable	(600)	-
Deferred Customer Activation Costs	(15,609)	1,500
Prepaid Expense	(7,749)	1,519
Other Assets	-	2,032
Accounts Payable	(9,342)	(48,774)
Accounts Payable, Related Party	56,417	104,234
Bank Overdraft	(19,174)	-
Accrued Expenses, Related Party	(35,088)	-
Accrued Income Taxes	-	800
Accrued Interest Payable	96,150	72,784
Accrued Interest Payable, Related Party	(1,828)	151
Deferred Customer Activation Fees	61,559	(13,720)

Net cash provided by (used in) operating activities	74,416	(161,587)

Cash flows from investing activities
Acquisition and development of software assets	(92,490)	(127,054)
Purchase of Equipment	(19,281)	(7,306)

Net cash provided by (used in) investing activities	(111,771)	(134,360)

Cash flows from financing activities
Proceeds from Loans Payable, Related Party	76,652	7,763
Repayment of Loans Payable	(10,001)	-
Repayment of Equipment Loans	(14,789)	(5,849)
Repayment of Loans Payable, Related Party	(24,510)	(541)
Repurchase of Membership Units, Net	-	-
Proceeds from Issuance of Membership Units, Net	10,003	294,573

Net cash provided by (used in) financing activities	37,355	295,946

Net Increase/(Decrease) in Cash	-	-

Cash, Beginning of Year	-	-

Cash, End of Year	$-	$-

Supplemental Information:
Cash paid for:
Taxes	$-	$-
Interest Expense	$-	$-

See accompanying notes of these combined financial statements

SPEECHPHONE, LLC AND RELATED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS
June 30, 2010

Note 1.  The Company

The Company and Nature of Business

Speechphone, LLC representing the combined financial statements of SpeechPhone, LLC, MDM Intellectual Property, LLC, SpeechPhone Direct, LLC, SpeechCall, LLC and SpeechCard, LLC (“SpeechPhone” of “the Company”) was founded in April 2002 with the fundamental mission to add speech to every phone.  The Company develops and markets speech recognition based virtual assistants that unify communications and messaging through a single personal phone number.  SpeechPhone virtual assistants empower the mobile workforce through more efficient communication and easy access to information.

Basis of Presentation

These combined financial statements have been prepared to reflect the combined financial position, results of operations and cash flows of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  All material inter-entity transactions have been eliminated. In the opinion of management, the accompanying interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation.  The results of operations for the six month period ended June 30, 2010, are not necessarily indicative of the results for a full-year period.  It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s annual audited financial statements for the year ended December 31, 2009.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Generally, matters subject to estimation and judgment include amounts related to asset impairments, useful lives of fixed assets and capitalization of costs for software developed for internal use.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  The Company’s cash positions represent cash on deposit in checking accounts.  These assets are generally available on a daily basis and are highly liquid in nature.

Revenue Recognition

For recognizing revenue, the Company applies the provisions of the Revenue Recognition Topic of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).  Revenues are generated from telephony services including activation fees, hardware fees and monthly usage fees. In most cases, the services performed do not require significant production, modification or customization of the Company’s software or services; therefore, revenues for the hardware fees and monthly usage fees are recognized when evidence of a completed transaction exists, generally when services have been rendered. The Company recognized revenue from sales of $673,851 during the six months ended June 30, 2010.

 The activation fees generated from new accounts are recorded as deferred revenue and are amortized over the estimated average customer relationship period.  The net unamortized activation fees were $84,111 at the six months ended June 30, 2010.  The costs associated with these activation fees are recorded as deferred costs and are similarly amortized over the estimated average customer relationship period.  The net unamortized costs are $20,531 at the six months ended June 30, 2010.  For both the activation fees and costs associated therewith, the estimated average customer relationship period was 24 months for the six months ended  June 30, 2010.

Software Development Costs

The Company has adopted the provisions of the Software Topic of the FASB ASC to account for its internally and externally developed software costs since the Company is dependent on the software to provide the enhanced services.  The capitalization of software development costs begins when a product’s technological feasibility has been established and ends when the product is available for use. Software development costs include direct costs incurred subsequent to establishment of technological feasibility for significant product enhancements.  Amortization is computed on an individual project basis using the straight-line method over the estimated economic life of the projected product, generally three to five years.

During the six months ended June 30, 2010 and June 30, 2009, software development costs not yet amortized are $682,443 and $327,339, respectively.  No software development costs have been amortized because the products have not yet been placed in service.

Impairment

FASB ASC 360-10-35-21 (Prior authoritative literature, FASB Statement 144, Accounting for the Impairment and Disposal of Long-Lived Assets) requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  We regularly evaluate whether events or circumstances have occurred that indicate the carrying value of our long-lived assets may not be recoverable.  If factors indicate the asset may not be recoverable, we compare the related undiscounted future net cash flows to the carrying value of the asset to determine if impairment exists.  If the expected future net cash flows are less than the carrying value, an impairment charge is recognized based on the fair value of the asset.  An evaluation of our intangible assets was conducted utilizing the two step impairment analysis. No impairments were indicated or recorded during the years ended December 31, 2009 and 2008.

Share-based Payments

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered on the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50-30 (Prior authoritative literature, EITF 96-18,Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods, or Services).

Recently Issued Accounting Standards

In June 2009, the FASB issued FASB ASC 860-10-05 (Prior authoritative literature: FASB Statement 166, Accounting for Transfers of Financial Assets). This Statement removes the concept of a qualifying special-purpose entity from Statement 140 and removes the exception from applying FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to qualifying special-purpose entities. FASB ASC 860-10-05 is effective for fiscal years beginning after November 15, 2009.  The Company is currently assessing the impact of FASB ASC 860-10-05 on its financial position and results of operations.

In June 2009, the FASB issued FASB ASC 810-10-25 (Prior authoritative literature: FASB Statement 167-Amendment to FIN 46(R), Consolidation of Variable Entities). FASB ASC 810-10-25 eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires a qualitative analysis to determine whether an enterprise’s variable interest gives it a controlling financial interest in a variable interest entity. FASB ASC 810-10-25 contains certain guidance for determining whether an entity is a variable interest entity. This statement also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity.  FASB ASC 810-10-25 will be effective as of the beginning of the Company’s 2010 fiscal year.  The Company is currently evaluating the impact of the adoption of FASB ASC 810-10-25.

In October 2009, the FASB issued ASU No. 200-13, Revenue Recognition – Multiple Deliverable Revenue Arrangements (“ASU 2009-13”).  ASU 2009-13 updates the existing multiple-element revenue arrangements guidance currently included in FASB ASC 605-25.  The revised guidance provides for two significant changes to the existing multiple-element revenue arrangements guidance.  The first change relates to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting.  This change will result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral.  The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  Together, these changes will result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance.  This guidance expands the disclosures required for multiple-element revenue arrangements. FASB ASU No. 200-13 is effective for interim and annual reporting periods beginning after December 15, 2009.  The Company is currently evaluating the potential impact, if any, of this guidance on its financial statements.

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of specified effective dates.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

Note 3.  Membership Units for Services

During the six months ended June 30, 2010, investors paid $10,003 for membership units.

Note 4.  Royalties Payable

The Company has entered into a long-term agreement with Sound Management Services, LLC (“SMS”).  SMS is owned 100% by the majority member of the Company.  The terms of the agreement allow the Company to utilize management services for which, in turn, SMS will receive royalty payments equal to $1 per paid in full subscriber at the end of each month. Royalties payable are $30,732 end of the six month period ended June 30, 2010 and are presented as part of the Accrued Expenses – Related Parties on the Balance Sheet.

Note 5.  Subsequent Event

Effective September 30, 2010, SpeechPhone, LLC, MDM Intellectual Property LLC, SpeechCard LLC, SpeechCall LLC, and SpeechPhone Direct LLC, sold substantially all of their tangible and intangible assets to Voice Assist, Inc., a publically traded Nevada corporation, in exchange for a total of 19,475,000 shares of Voice Assist, Inc.’s restricted common stock.  The assets provide Voice Assist, Inc. with the ability to host a speech technology platform which currently serves over 8,000 subscribers and completes approximately 60,000 calls per day.

Pursuant to the conditions to closing of the transaction mentioned above: (i) Voice Assist, Inc. issued 1,025,000 shares of common stock in exchange for 100% of Mr. Michael Metcalf’s, managing member of Speechphone, concept Music By Voice and (ii) Voice Assist, Inc. agreed to issue 2,000,000 convertible preferred voting shares to Mr. Michael Metcalf in exchange for extinguishing $1,700,000 in debt.

SPEECHPHONE LLC AND RELATED ENTITIES

COMBINED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND
DECEMBER 31, 2008

SPEECHPHONE LLC AND RELATED ENTITIES

INDEX TO COMBINED FINANCIAL STATEMENTS
(AUDITED)

Report of Independent Registered Public Accounting Firm

To the Members
SpeechPhone LLC and Related Entities

We have audited the accompanying combined balance sheets of SpeechPhone LLC and related entities (“the Company”) as of December 31, 2009 and 2008 and the related combined statements of operations, members' equity/(deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion the combined financial statements referred to above present fairly, in all material respects, the financial position of SpeechPhone LLC and related entities as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Mantyla McReynolds LLC
Mantyla McReynolds LLC
Salt Lake City, Utah
October 20, 2010

SPEECHPHONE, LLC AND RELATED ENTITIES
COMBINED BALANCE SHEETS

	December 31,	December 31
	2009	2008
ASSETS

CURRENT ASSETS
Cash	$-	$-
Deferred Customer Activation Costs	4,922	8,646
Prepaid Expenses	5,063	1,519

Total Current Assets	9,985	10,165

Property & Equipment, Net	118,305	136,450
Software Development, Net	589,953	200,285

OTHER ASSETS
Other Assets	28,643	28,643

Total Other Assets	28,643	28,643

Total Assets	$746,886	$375,543

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable	61,085	133,464
Accounts Payable - Related Party	342,966	166,375
Bank Overdraft	19,174	584
Accrued Expenses - Related Party	1,287,000	1,251,912
Accrued Income Taxes	4,900	3,300
Accrued Interest Payable	580,478	412,504
Accrued Interest Payable - Related Party	102,374	42,832
Deferred Revenue	22,552	50,400
Equipment Loans - Current Portion	26,314	8,285
Loans Payable	1,723,399	1,580,159
Loans Payable - Related Parties	558,048	596,421

Total Current Liabilities	4,728,290	4,246,236

NON CURRENT LIABILITIES
Equipment Loans - Long Term	8,824	10,502

Total Liabilities	4,737,114	4,256,738

MEMBER'S EQUITY (DEFICIT)
Membership Interest	7,408,840	6,769,625
Accumulated Deficit	(11,399,068)	(10,650,820)

Total Member's Equity (Deficit)	(3,990,228)	(3,881,195)

TOTAL LIABILITIES AND
MEMBERS' EQUITY (DEFICIT)	$746,886	$375,543

See accompanying notes of these combined financial statements

SPEECHPHONE, LLC AND RELATED ENTITIES
COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008

OPERATING REVENUES
Telephony Services	$791,048	$1,027,591

Total Revenues	791,048	1,027,591

OPERATING EXPENSES
Direct Cost of Services	312,303	272,784
Other Costs of Revenues	62,345	104,114
Total Direct Cost of Services	374,648	376,898

Legal and Professional	315,358	285,611
Selling, General and Administrative	209,468	537,055
Selling, General and Administrative - Related Parties	291,557	677,462
Advertising and Marketing	50,722	43,891
Depreciation and Amortization	62,127	77,089

Net (Loss) from Operations	(512,832)	(970,415)

OTHER INCOME AND (EXPENSE)
Interest Expense	(251,988)	(226,908)
Other Income (Expense)	24,517	-

Total Other Income (Expense)	(227,471)	(226,908)

Net (Loss) before Income Taxes	(740,303)	(1,197,323)

Income Tax Expense	(7,945)	(3,300)

NET (LOSS)	$(748,248)	$(1,200,623)

See accompanying notes of these combined financial statements

SPEECHPHONE, LLC AND RELATED ENTITIES
COMBINED STATEMENTS OF MEMBERS' EQUITY

	Membership	Accumulated	Total
	Interest	Deficit	Members' Equity

Balance December 31, 2007	$6,438,446	$(9,450,197)	$(3,011,751)

Issuance of Membership Units for Services, Net	280,427	-	280,427
Repurchase of Membership Units, Net of Costs	(6,100)	-	(6,100)
Issuance of Membership Units for Cash	56,852	-	56,852
Net Income (Loss)	-	(1,200,623)	(1,200,623)

Balance December 31, 2008	$6,769,625	$(10,650,820)	$(3,881,195)

Issuance of Membership Units for Cash, Net of Offering Costs	639,215	-	639,215
Net Income (Loss)	-	(748,248)	(748,248)

Balance December 31, 2009	$7,408,840	$(11,399,068)	$(3,990,228)

See accompanying notes of these combined financial statements

SPEECHPHONE, LLC AND RELATED ENTITIES
COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008

Operating Activities

Net (Loss)	$(748,248)	$(1,200,623)
Adjustments to reconcile from Net Loss to net cash provided by (used in) operating activities:
Depreciation and Amortization	62,127	77,089
Issuance of Membership Units for Services	-	280,427
Issuance of Loans for Services	143,240	199,650
Changes in operating assets and liabilities
Accounts Receivable	-	44,150
Deferred Customer Activation Costs	3,724	728
Prepaid Expense	(3,544)	(1,519)
Other Assets	-	(4,343)
Accounts Payable	(72,379)	(44,399)
Accounts Payable, Related Party	176,591	(105,217)
Bank Overdraft	18,590	(38,006)
Accrued Expenses, Related Party	35,088	247,850
Accrued Income Taxes	1,600	3,300
Accrued Interest Payable	167,974	174,683
Accrued Interest Payable, Related Party	59,542	23,417
Deferred Revenues	(27,848)	443

Net cash provided by (used in) operating activities	(183,543)	(342,370)

Cash flows from investing activities
Acquisition and Development of Software Assets	(389,668)	-
Purchase of Property & Equipment	(43,982)	(37,111)

Net cash provided by (used in) investing activities	(433,650)	(37,111)

Cash flows from financing activities
Proceeds from Equipment Loans	23,945	-
Proceeds from Loans Payable, Related Party	73,100	336,421
Repayment of Equipment Loans	(7,594)	(7,692)
Repayment of Loans Payable, Related Party	(111,473)	-
Repurchase of Membership Units, Net	-	(6,100)
Proceeds from Issuance of Membership Units, Net	639,215	56,852

Net cash provided by (used in) financing activities	617,193	379,481

Net Increase/(Decrease) in Cash	-	-

Cash, Beginning of Year	-	-

Cash, End of Year	$-	$-

Supplemental Information:
Cash paid for:
Taxes	$6,345	$-
Interest Expense	$8,620	$7,758

Non Cash Financing Activities:
Equipment Purchased under Capital Leases	$23,945	$-

See accompanying notes of these combined financial statements

SPEECHPHONE, LLC AND RELATED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2009 and 2008

Note 1.  The Company

The Company and Nature of Business

Speechphone, LLC representing the combined financial statements of SpeechPhone, LLC, MDM Intellectual Property, LLC, SpeechPhone Direct, LLC, SpeechCall, LLC and SpeechCard, LLC (“SpeechPhone” of “the Company”) was founded in April 2002 with the fundamental mission to add speech to every phone.  The Company develops and markets speech recognition based virtual assistants that unify communications and messaging through a single personal phone number.  SpeechPhone virtual assistants empower the mobile workforce through more efficient communication and easy access to information.

Basis of Presentation

These combined financial statements have been prepared to reflect the combined financial position, results of operations and cash flows of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  All material inter-entity transactions have been eliminated.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Generally, matters subject to estimation and judgment include amounts related to asset impairments, useful lives of fixed assets and capitalization of costs for software developed for internal use.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  The Company’s cash positions represent cash on deposit in checking accounts.  These assets are generally available on a daily basis and are highly liquid in nature.

Revenue Recognition

For recognizing revenue, the Company applies the provisions of the Revenue Recognition Topic of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).  Revenues are generated from telephony services including activation fees, hardware fees and monthly usage fees. In most cases, the services performed do not require significant production, modification or customization of the Company’s software or services; therefore, revenues for the hardware fees and monthly usage fees are recognized when evidence of a completed transaction exists, generally when services have been rendered. The Company recognized revenue from sales of $791,048 and $1,027,591 during the years ended December 31, 2009 and 2008, respectively.

The activation fees generated from new accounts are recorded as deferred revenue and are amortized over the estimated average customer relationship period.  The net unamortized activation fees were $22,552 and $50,400 at the years ended December 2009 and 2008, respectively. The costs associated with these activation fees are recorded as deferred costs and are similarly amortized over the estimated average customer relationship period.  The net unamortized costs are $4,922 and $8,646 at the years ended December 31, 2009 and 2008, respectively.  For both the activation fees and costs associated therewith, the estimated average customer relationship period was 22 months and 23 months for the years ended December 31, 2009 and 2008, respectively.

Accounts Receivable

The Company generally does not maintain accounts receivable because the monthly fees are automatically deducted from or charged to each customer’s bank or credit card account.

Property and Equipment

Property and equipment are depreciated using the straight-line method over the estimated useful lives that range from 5 to 7 years.  Property and equipment consist of the following:

	December 31
	2009	2008

Network Infrastructure	922,279	922,279
Software	405,710	401,283
Machinery & Equipment	74,441	40,204
Furniture & Fixtures	32,051	26,733
Less: Accumulated Depreciation	(1,316,176)	(1,254,049)

Net Property and Equipment	118,305	136,450

Income Taxes

The Company is taxed as a limited liability company under the provisions of the federal and state tax codes.  Under federal laws, taxes based on income of a limited liability company are payable by the company members individually.  Accordingly, no provision for federal income taxes has been provided in the accompanying financial statements.  A provision for the California franchise tax of $7,945 and $3,300 has been provided in the accompanying financial statements for the periods ended December 31, 2009 and 2008, respectively.

Software Development Costs

The Company has adopted the provisions of the Software Topic of the FASB ASC to account for its internally and externally developed software costs since the Company is dependent on the software to provide the enhanced services.  The capitalization of software development costs begins when a product’s technological feasibility has been established and ends when the product is available for use. Software development costs include direct costs incurred subsequent to establishment of technological feasibility for significant product enhancements.  Amortization is computed on an individual project basis using the straight-line method over the estimated economic life of the projected product, generally three to five years.

During the years ended December 31, 2009 and December 31, 2008, software development costs not yet amortized are $589,953 and $200,285, respectively.  No software development costs have been amortized because the products have not yet been placed in service.

Advertising and Marketing

The Company expenses advertising and marketing costs when incurred.  Total advertising and marketing expense amounted to $50,722 and $43,891 for years ended December 31, 2009 and December 31, 2008, respectively.

Impairment

FASB ASC 360-10-35-21 (Prior authoritative literature, FASB Statement 144, Accounting for the Impairment and Disposal of Long-Lived Assets) requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  We regularly evaluate whether events or circumstances have occurred that indicate the carrying value of our long-lived assets may not be recoverable.  If factors indicate the asset may not be recoverable, we compare the related undiscounted future net cash flows to the carrying value of the asset to determine if impairment exists.  If the expected future net cash flows are less than the carrying value, an impairment charge is recognized based on the fair value of the asset.  An evaluation of our intangible assets was conducted utilizing the two step impairment analysis. No impairments were indicated or recorded during the years ended December 31, 2009 and 2008.

Share-based Payments

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered on the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50-30 (Prior authoritative literature, EITF 96-18,Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods, or Services).
Recently Issued Accounting Standards

In June 2009, the FASB issued FASB ASC 860-10-05 (Prior authoritative literature: FASB Statement 166, Accounting for Transfers of Financial Assets). This Statement removes the concept of a qualifying special-purpose entity from Statement 140 and removes the exception from applying FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to qualifying special-purpose entities. FASB ASC 860-10-05 is effective for fiscal years beginning after November 15, 2009.  The Company is currently assessing the impact of FASB ASC 860-10-05 on its financial position and results of operations.

In June 2009, the FASB issued FASB ASC 810-10-25 (Prior authoritative literature: FASB Statement 167-Amendment to FIN 46(R), Consolidation of Variable Entities). FASB ASC 810-10-25 eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires a qualitative analysis to determine whether an enterprise’s variable interest gives it a controlling financial interest in a variable interest entity. FASB ASC 810-10-25 contains certain guidance for determining whether an entity is a variable interest entity. This statement also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity.  FASB ASC 810-10-25 will be effective as of the beginning of the Company’s 2010 fiscal year.  The Company is currently evaluating the impact of the adoption of FASB ASC 810-10-25.

In October 2009, the FASB issued ASU No. 200-13, Revenue Recognition – Multiple Deliverable Revenue Arrangements (“ASU 2009-13”).  ASU 2009-13 updates the existing multiple-element revenue arrangements guidance currently included in FASB ASC 605-25.  The revised guidance provides for two significant changes to the existing multiple-element revenue arrangements guidance.  The first change relates to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting.  This change will result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral.  The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  Together, these changes will result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance.  This guidance expands the disclosures required for multiple-element revenue arrangements. FASB ASU No. 200-13 is effective for interim and annual reporting periods beginning after December 15, 2009.  The Company is currently evaluating the potential impact, if any, of this guidance on its financial statements.

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of specified effective dates.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

Note 3.  Loans Payable

Loans Payable consist of the following
	December 31
	2009	2008

Unsecured, demand loan from managing
partner, 10% interest rate per annum, convertible
Into membership units at market value at time of
conversion; no minimum payments due	558,048	596,876

Past-due, unsecured loan from outside investors,
10% interest rate per annum, convertible into
membership units are market value at time of
Conversion; no minimum payments due	95,985	95,985

Past-due, unsecured loans from outside investor,
12% interest rate per annum, convertible into
membership units at $0.10 per unit	250,000	250,000

Unsecured, demand loans from employees,
10% interest rate per annum, convertible into
Membership units at market value at time of
conversion; no minimum payments due	45,000	45,000

Past-due, unsecured loans from outside
Investors, 12% interest rate per annum,
Convertible into membership units are $0.05
per unit; no minimum payments due	169,000	169,000

Unsecured, demand loans to employees and
Former employees in lieu of compensation,
10% interest rate per annum, convertible into
membership units at market value at time of
conversion; no minimum payments due	1,163,414	1,019,719

Equipment Loans with various maturity
Dates during 2009 and 2010, interest rates ranging from 6% to 11%, and principal payments totaling $8,824 payable during fiscal year 2010	35,138	18,787

TOTAL NOTES PAYABLE	2,316,585	2,195,367

Maturities associated with loans payable are as follows:

Year Ended
December 31, 2010	$ 2,307,761
December 31, 2011	8,824
Thereafter	-
December 31, 2011	$2,316,585

Note 4.  Membership Units for Services

During the year ended December 31, 2008, the Company issued membership units valued at $280,427 to employees and contractors for services performed on behalf of the Company.  During the year ended December 31, 2009, there were no issuances of membership units for services.

During the years ended December 31, 2009 and 2008, investors paid $639,215 and $56,852, respectively, for membership units.

 During the year ended December 31, 2008, the Company repurchased previously issued membership units valued at $6,100.

Note 5.  Royalties Payable

The Company has entered into a long-term agreement with Sound Management Services, LLC (“SMS”).  SMS is owned 100% by the majority member of the Company.  The terms of the agreement allow the Company to utilize management services for which, in turn, SMS will receive royalty payments equal to $1 per paid in full subscriber at the end of each month. Royalties payable are $30,732 at end of both years ended December 31, 2009 and 2008 and are presented as part of the Accrued Expenses – Related Parties on the Balance Sheet.

Note 6.  Lease Commitment

The Company leases commercial office space.  The office space comprises approximately 4,200 square feet located at 2 South Pointe Drive, Suite 100, Lake Forest, CA  92630.  The lease was signed on June 1, 2008 and is for thirty-six (36) months with a monthly cost of $8,643.  Future payout amounts for the years ended December 1, 2010 and 2011 are $103,716 and $43,214, respectively.

Note 7.  Subsequent Event

Effective September 30, 2010, SpeechPhone, LLC, MDM Intellectual Property LLC, SpeechCard LLC, SpeechCall LLC, and SpeechPhone Direct LLC, sold substantially all of their tangible and intangible assets to Voice Assist, Inc., a publically traded Nevada corporation, in exchange for a total of 19,475,000 shares of Voice Assist, Inc.’s restricted common stock.  The assets provide Voice Assist, Inc. with the ability to host a speech technology platform which currently serves over 8,000 subscribers and completes approximately 60,000 calls per day.

Pursuant to the conditions to closing of the transaction mentioned above: (i) Voice Assist, Inc. issued 1,025,000 shares of common stock in exchange for 100% of Mr. Michael Metcalf’s, managing member of Speechphone, concept Music By Voice and (ii) Voice Assist, Inc. agreed to issue 2,000,000 convertible preferred voting shares to Mr. Michael Metcalf in exchange for extinguishing $1,700,000 in debt.

VOICE ASSIST, INC. AND SPEECHPHONE, LLC AND RELATED ENTITIES

UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION

FOR THE SIX MONTHS ENDED JUNE 30, 2010

VOICE ASSIST, INC. AND SPEECHPHONE, LLC AND RELATED ENTITIES

INDEX TO COMBINED PRO FORMA FINANCIAL INFORMATION

Page
Pro Forma Condensed Consolidated Balance Sheet	H-1
Pro Forma Condensed Consolidated Statement of Operations	H-2
Notes to Pro Forma Financial Information	H-3

Voice Assist, Inc. (formerly Musician's Exchange) and SpeechPhone, LLC and Related Entities
Pro-Forma Condensed Consolidated Balance Sheet
June 30, 2010
(unaudited)

	Historical		Pro-Forma	Pro-Forma
	Voice Assist	Speechphone	Adjustments	Consolidated
ASSETS

Current assets:
Cash	$17,917	$-	$(17,917)	$-
Accounts receivable	-	600	-	600
Deferred customer activation costs	-	20,531	-	20,531
Prepaid expenses	-	12,813	-	12,813
Inventory	2,266	-	(2,266)	-
Total current assets	20,183	33,944	(20,183)	33,944

Property and equipment, net	-	115,143	-	115,143
Software development, net	-	682,443	-	682,443

Other assets:
Other assets	-	28,643	-	28,643
Total other assets	-	28,643	-	28,643

Total assets	$20,183	$860,173	$(20,183)	$860,173

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$62,627	$51,744	$(62,627)	$51,744
Accounts payable - related party	-	399,383	(399,383)	-
Accrued expenses - related party	-	1,251,912	(1,251,912)	-
Accrued income taxes	-	4,900	-	4,900
Accrued interest payable	-	676,628	(676,628)	-
Deferred revenue	-	84,111	-	84,111
Equipment loans - current portion	-	11,525	-	11,525
Loans payable	1,000	1,713,398	(1,714,398)	-
Loans payable - related parties	55	710,736	(710,791)	-
Total current liabilities	63,682	4,904,337	(4,815,739)	152,280

Non current liabilities:
Equipment loans - long term portion	-	8,824	-	8,824

Total liabilities	63,682	4,913,161	(4,815,739)	161,104

Stockholders' equity:
Membership interest	-	7,418,843	(7,418,843)	-
Preferred stock	-	-	2,000	2,000
Common stock	14,500	-	12,100	26,600
Additional paid in capital	58,000	-	12,084,300	12,142,300
Retained earnings	(115,999)	(11,471,831)	115,999	(11,471,831)
Total member's equity	(43,499)	(4,052,988)	4,795,556	699,069

Total liabilities and member's equity	$20,183	$860,173	$(20,183)	$860,173

Voice Assist, Inc. (formerly Musician's Exchange) and Speechphone, LLC and Related Entities
Pro-Forma Condensed Consolidated Statement of Operations
For the Six Months Ended
June 30, 2010
(unaudited)

	Historical		Pro-Forma	Pro-Forma
	Voice Assist	SpeechPhone	Adjustments	Consolidated

Operating revenue:
Telephony services	$-	$671,601	$-	$671,601
Other revenue	-	2,250	-	2,250
Total revenue	-	673,851	-	673,851

Operating expenses:
Direct cost of services	-	105,121	-	105,121
Other costs of revenue	-	8,291	-	8,291
Total direct cost of services	-	113,412	-	113,412

Legal and professional	33,259	151,286	(33,259)	151,286
Selling, general and administrative	313	164,645	(313)	164,645
Selling, general and administrative - related parties	-	153,566		153,566
Advertising and marketing	-	25,511		25,511
Depreciation and amortization	-	21,461		21,461
Total operating expenses	33,572	629,881	(33,572)	629,881

Net (loss) from operations	(33,572)	43,970	33,572	43,970

Other income and (expense)
Interest expense	-	(126,100)	-	(126,100)
Other income (expense)	-	9,367	-	9,367
Total other income (expense)	-	(116,733)	-	(116,733)

Net (loss) before income taxes	(33,572)	(72,763)	33,572	(72,763)

Income tax expense	-	-	-	-

Net (loss)	$(33,572)	$(72,763)	$33,572	$(72,763)

VOICE ASSIST, INC. (FORMERLY MUSICIAN’S EXCHANGE) AND SPEECHPHONE, LLC AND RELATED ENTITIES
NOTES TO PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010

1.  BASIS OF PRESENTATION FOR PRO-FORMA FINANCIAL STATEMENTS

On September 30, 2010, Voice Assist, Inc. (“MUEX”) purchased substantially all of the assets of SpeechPhone, LLC and its related entities (“SpeechPhone”) in exchange for a total of 20,500,000 restricted shares of MUEX’s common stock.  Additionally, a former officer and director of MUEX agreed to cancel 8,400,000 shares of common stock.  Also, as part of the transaction, MUEX issued 2,000,000 convertible preferred voting shares in exchange for extinguishment of $1,700,000 in debt.

The unaudited pro-forma condensed consolidated financial statements have been developed from the audited and unaudited records of MUEX and the audited and unaudited records of SpeechPhone.

The unaudited pro-forma condensed consolidated balance sheet as of June 30, 2010 is based upon the historical financial statements of MUEX and SpeechPhone.  The unaudited pro-forma condensed consolidated balance sheet is presented as if the reverse merger acquisition had occurred on June 30, 2010.

The unaudited pro-forma condensed consolidated statement of operations for the six months ended June 30, 2010 is based upon the historical financial statements of MUEX and Voice Assist, after giving effect to the reverse merger acquisition.  The unaudited pro-forma condensed consolidated statement of operations is presented as if the acquisition had occurred on the respective dates.

2.  PRO-FORMA ADJUSTMENTS

The pro-forma adjustments included in the unaudited condensed consolidated financial statements are as follows:

(1)	Net effect of the elimination of all of the assets, liabilities and operations of VoiceAssist
(2)	Net effect of purchase of substantially all of the assets and certain liabilities of Speechphone.
(3)	Recapitalization due to reverse merger of Voice Assist and Speechphone.

VOICE ASSIST, INC. AND SPEECHPHONE, LLC AND RELATED ENTITIES

UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2009

VOICE ASSIST, INC. AND SPEECHPHONE, LLC AND RELATED ENTITIES

INDEX TO COMBINED PRO FORMA FINANCIAL INFORMATION

Page
Pro Forma Condensed Consolidated Balance Sheet	I-1
Pro Forma Condensed Consolidated Statement of Operations	I-2
Notes to Pro Forma Financial Information	I-3

Voice Assist, Inc. (formerly Musician's Exchange) and Speechphone, LLC and Related Entities
Pro-Forma Condensed Consolidated Balance Sheet
December 31, 2009
(unaudited)

	Historical		Pro-Forma	Pro-Forma
	Voice Assist	Speechphone	Adjustments	Consolidated
ASSETS

Current assets:
Cash	$32,091	$-	$(32,091)	$-
Accounts receivable	-	-	-	-
Deferred customer activation costs	-	4,922	-	4,922
Prepaid expenses	-	5,063	-	5,063
Inventory	2,266	-	(2,266)	-
Total current assets	34,357	9,985	(34,357)	9,985

Property and equipment, net	-	118,305	-	118,305
Software development, net	-	589,953	-	589,953

Other assets:
Other assets	-	28,643	-	28,643
Total other assets	-	28,643	-	28,643

Total assets	$34,357	$746,886	$(34,357)	$746,886

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$43,229	$61,085	$(43,229)	$61,085
Accounts payable - related party	-	342,966	(342,966)	-
Bank overdraft	-	19,174	-	19,174
Accrued expenses - related party	-	1,287,000	(1,287,000)	-
Accrued income taxes	-	4,900	-	4,900
Accrued interest payable	-	580,478	(580,478)	-
Deferred revenue	-	22,552	-	22,552
Equipment loans - current portion	-	26,314	-	26,314
Loans payable	1,000	1,723,399	(1,724,399)	-
Loans payable - related parties	55	660,422	(660,477)	-
Total current liabilities	44,284	4,728,291	(4,638,549)	134,026

Non current liabilities:
Equipment loans - long term portion	-	8,824	-	8,824

Total liabilities	44,284	4,737,115	(4,638,549)	142,850

Stockholders' equity:
Membership interest	-	7,408,840	(7,408,840)	-
Preferred stock	-	-	2,000	2,000
Common stock	14,500	-	12,100	26,600
Additional paid in capital	58,000	-	11,916,505	11,974,505
Retained earnings	(82,427)	(11,399,069)	82,427	(11,399,069)
Total member's equity	(9,927)	(3,990,229)	4,604,192	604,036

Total liabilities and member's equity	$34,357	$746,886	$(34,357)	$746,886

Voice Assist, Inc. (formerly Musician's Exchange) and SpeechPhone, LLC and Related Entities
Pro-Forma Condensed Consolidated Statement of Operations
For the Year Ended
December 31, 2009
(unaudited)

	Historical		Pro-Forma	Pro-Forma
	Voice Assist	SpeechPhone	Adjustments	Consolidated

Operating revenue:
Telephony services	$-	$791,048	$-	$791,048
Other revenue	3,278	-	(3,278)	-
Total revenue	3,278	791,048	(3,278)	791,048

Operating expenses:
Direct cost of services	-	312,303	-	312,303
Other costs of revenue	3,061	62,345	(3,061)	62,345
Total direct cost of services	3,061	374,648	(3,061)	374,648

Legal and professional	49,140	315,358	(49,140)	315,358
Selling, general and administrative	1,514	209,468	(1,514)	209,468
Selling, general and administrative - related parties	-	291,557		291,557
Advertising and marketing	-	50,722		50,722
Depreciation and amortization	-	62,127		62,127
Total operating expenses	50,654	929,232	(50,654)	929,232

Net (loss) from operations	(50,437)	(512,832)	50,437	(512,832)

Other income and (expense)
Interest expense	-	(251,988)	-	(251,988)
Other income (expense)	-	24,517	-	24,517
Total other income (expense)	-	(227,471)	-	(227,471)

Net (loss) before income taxes	(50,437)	(740,303)	50,437	(740,303)

Income tax expense	-	(7,945)	-	(7,945)

Net (loss)	$(50,437)	$(748,248)	$50,437	$(748,248)

VOICE ASSIST, INC. (FORMERLY MUSICIAN’S EXCHANGE) AND SPEECHPHONE, LLC AND RELATED ENTITIES
NOTES TO PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009

1.  BASIS OF PRESENTATION FOR PRO-FORMA FINANCIAL STATEMENTS

On September 30, 2010, Voice Assist, Inc. (“MUEX”) purchased substantially all of the assets of SpeechPhone, LLC and its related entities (“SpeechPhone”) in exchange for a total of 20,500,000 restricted shares of MUEX’s common stock.  Additionally, a former officer and director of MUEX agreed to cancel 8,400,000 shares of common stock.  Also, as part of the transaction, MUEX issued 2,000,000 convertible preferred voting shares in exchange for extinguishment of $1,700,000 in debt.

The unaudited pro-forma condensed consolidated financial statements have been developed from the audited and unaudited records of MUEX and the audited and unaudited records of Speechphone.

The unaudited pro-forma condensed consolidated balance sheet as of December 31, 2009 is based upon the historical financial statements of MUEX and SpeechPhone.  The unaudited pro-forma condensed consolidated balance sheet is presented as if the reverse merger acquisition had occurred on December 31, 2009.

The unaudited pro-forma condensed consolidated statement of operations for the year ended December 31, 2009 is based upon the historical financial statements of MUEX and SpeechPhone, after giving effect to the reverse merger acquisition.  The unaudited pro-forma condensed consolidated statement of operations is presented as if the acquisition had occurred on the respective dates.

2.  PRO-FORMA ADJUSTMENTS

The pro-forma adjustments included in the unaudited condensed consolidated financial statements are as follows:

(1)	Net effect of the elimination of all of the assets, liabilities and operations of VoiceAssist
(2)	Net effect of purchase of substantially all of the assets and certain liabilities of SpeechPhone.
(3)	Recapitalization due to reverse merger of Voice Assist and SpeechPhone.